UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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TECO Energy, Inc.

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March 16, 2011

Notice of Annual Meeting of Shareholders

Date:	May 4, 2011

Time:	11:00 a.m.

Place:	TECO Plaza 702 North Franklin Street Tampa, Florida 33602

Purpose:

We are holding the annual meeting of the shareholders of TECO Energy, Inc. for the following purposes:

1. To elect the three director nominees named in the accompanying proxy statement.

2. To ratify the selection of our independent auditor.

3. To hold an advisory vote on the compensation of our named executive officers (“Say on Pay”).

4. To hold an advisory vote on the frequency of future Say on Pay votes.

5. To consider and act on such other matters, including the two shareholder proposals on pages 33-35 of the accompanying proxy statement, as may properly come before the meeting.

Shareholders of record at the close of business on February 24, 2011 will be entitled to vote at the meeting.

Even if you plan to attend the meeting, please either: (i) vote by telephone or Internet by following the instructions on the proxy card or the Notice of Internet Availability of Proxy Materials or (ii) mark, sign and date the proxy card and return it promptly in the accompanying envelope (if you received these materials by mail). If you received only a Notice of Internet Availability of Proxy Materials you may also request a paper copy of the proxy card and submit your vote by mail, if you prefer. If you attend the meeting and wish to vote in person, your proxy will not be used.

By order of the Board of Directors,

David E. Schwartz

Corporate Secretary

TECO ENERGY, INC.

P.O. Box 111 Tampa, Florida 33601 (813) 228-1111

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to Be Held on May 4, 2011:

The proxy statement and annual report to security holders are available on our website at http://AR.tecoenergy.com and at www.proxyvote.com

As permitted by rules adopted by the Securities and Exchange Commission, we are making our proxy materials available to our shareholders electronically via the Internet. On or about March 16, 2011, we mailed many of our shareholders a notice containing instructions on how to access this proxy statement and our annual report and vote online. If you received a notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The notice also instructs you on how you may submit your voting instructions over the Internet. If you received a notice by mail and would like to receive a printed copy of our proxy materials, free of charge, you should follow the instructions for requesting such materials included in the notice.

TECO Energy Proxy Statement | Table of Contents

Proxy Statement

TECO Energy, Inc.

P.O. Box 111, Tampa, FL 33601

For the 2011 Annual Meeting of Shareholders

We are soliciting proxies on behalf of our Board of Directors to be voted at the May 4, 2011 Annual Meeting of Shareholders. This proxy statement explains the agenda, voting information and procedures and provides information to assist you in voting your shares. It and the accompanying proxy are being distributed to shareholders beginning on or about March 16, 2011.

Throughout this proxy statement, the terms “we,” “us,” “our,” “the company,” and “TECO Energy” refer to TECO Energy, Inc.

Voting Information

Who can vote	Only shareholders of record of TECO Energy common stock at the close of business on February 24, 2011 are entitled to vote at the meeting. As of that date we had outstanding 214,898,526 shares of common stock, the only class of stock outstanding and entitled to vote at the meeting. The holders of common stock are entitled to one vote for each share registered in their names on the record date with respect to all matters to be acted upon at the meeting. If your shares are held through a bank, broker or other nominee, see “Voting by Street Name Holders” below regarding directing your record holder on how to vote your shares.

Quorum	The presence at the meeting, in person or by proxy, of a majority of the shares outstanding on the record date will constitute a quorum. Abstentions and broker non-votes (defined below) will be considered as shares present for purposes of determining the presence of a quorum.

How to vote	You may attend the meeting and vote in person, or you may vote by proxy by Internet, telephone or mail. Please see your proxy card for more detailed voting instructions, or refer to the information your bank, broker or other nominee provided to you. Please see “Attending the Meeting in Person” below for information about attending the meeting. Even if you plan to attend, we request that you vote by proxy promptly. If you attend the meeting and wish to vote in person, your proxy will not be used.

Voting by Street Name Holders	If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares held in “street name,” and these proxy materials are being forwarded to you by your bank, broker or nominee (the “record holder”) along with a voting instruction card. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. If you do not give instructions to your record holder at least ten days before the meeting, the record holder will be entitled to vote your shares in its discretion on Proposal 2 (Ratification of Independent Auditor), but will not be able to vote your shares on any other proposal, including the election of directors, and your shares will be counted as “broker non-votes” on Proposals 1, 3, and 4 and on the two shareholder proposals.

How to revoke your proxy	You may revoke your proxy at any time before it is exercised at the meeting by filing with our Corporate Secretary a written notice of revocation, submitting a proxy bearing a later date or attending the meeting and voting in person.

How your votes are counted and votes required for approval	Shares represented by valid proxies received will be voted in the manner specified on the proxies. If no instructions are indicated on the proxy, the proxy will be voted as recommended by our Board of Directors. If other matters are properly presented at the meeting for consideration, the persons appointed as proxies on your proxy card will have the discretion to vote on these matters for you. The affirmative vote of a majority of the shares voted on each matter will be required to elect each director, to ratify the selection of our independent auditor, to approve on an advisory basis the compensation of our named executive officers, and to approve each shareholder proposal. With respect to Proposal 4, the frequency of the advisory vote on executive compensation, we have determined to view the alternative receiving the greatest number of votes cast as the advisory vote of the shareholders, although such vote will not be binding on us. Abstentions and broker non- votes will not be considered as votes cast with respect to the applicable matter and, therefore, will have no effect on the voting results.

Attending the Meeting in Person

Only shareholders or their proxy holders and our guests may attend the meeting, and personal photo identification will be required to enter the meeting. At the end of this proxy statement, we have provided directions to the meeting, which will be held at TECO Plaza, 702 N. Franklin Street, Tampa, Florida. Admission will be on a first-come, first-served basis. Cameras will not be allowed in the meeting. For safety and security reasons, bags, briefcases and other items will be subject to security check.

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For registered shareholders who received these proxy materials by mail, an admission ticket is attached to your proxy card. Please bring the admission ticket with you to the meeting. For registered shareholders who received a Notice of Internet Availability of Proxy Materials by mail, please bring the Notice, which will be considered your admission ticket, with you to the meeting.

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If your shares are held in street name (in the name of your broker, bank or other nominee), please bring to the meeting an account statement or letter from the record holder indicating that you beneficially owned the shares on February 24, 2011, the record date for voting. If you are a street name holder, you may not vote your shares in person at the meeting unless you obtain a legal proxy from the record holder that holds your shares.

•	Shareholders who do not present admission tickets at the meeting will be admitted only upon verification of ownership at the admission desk.

Proposals Requiring Your Vote

Item 1 – Election of Directors

Our bylaws provide for the Board of Directors to be divided into three classes, with each class to hold office for a term of three years and until successors are elected and qualified at the annual meetings of shareholders. The bylaws provide that each class should be kept as nearly equal in number as possible. Messrs. Ferman and Whiting have been nominated for reelection to the class with a term expiring in 2014. Mr. Ausley has been nominated for reelection to the class with a term expiring in 2012. Each of these nominees has consented to serve if elected. If any nominee is unable to serve, the shares represented by valid proxies will be voted for the election of such other person as the Board may designate.

The Board of Directors recommends a vote FOR each of these nominees to hold office for the term indicated above and until their successors are elected and qualified.

Director Resignation Policy

Under our bylaws, a majority vote of shareholders is required to elect each of the nominees named above; meaning the number of votes cast in favor of the nominee must exceed the number of votes cast against that nominee’s election. Under the director resignation policy adopted by the Board as part of our Corporate Governance Guidelines, each director nominee has submitted an advance, contingent, irrevocable resignation that the Board may accept if the shareholders do not elect the director. In that situation, our Governance and Nominating Committee would make a recommendation to the Board about whether to accept or reject the resignation. The Board would act on the Governance and Nominating Committee’s recommendation and publicly disclose its decision regarding the resignation within 90 days from the date that the election results were certified. In the event of a contested director election (where there are more director nominees than positions to be filled on the Board), our bylaws provide that directors are to be elected by a plurality of the votes cast, instead of a majority.

The Board of Directors

Below is information about the nominees and directors whose terms continue after the meeting. All of our directors also serve as directors of our wholly owned subsidiary, Tampa Electric Company. Information on the share ownership of each director is included under “Share Ownership” on page 10. Nominees for election as directors at this meeting are marked with an asterisk (*).

Each of our directors brings expertise and skills to our Board which led to the conclusion that the person should serve as a director, given the mix of experience and other relevant qualifications represented on the Board as a whole. This information, in addition to information regarding each director’s principal occupation and directorships held during the past five years, is described for each director below.

In addition to each director’s business expertise, each of our directors possesses personal and professional integrity, seasoned business judgment, strategic planning experience and vision, and time to commit to the Board, which are attributes that we consider to be mandatory for membership on our Board. A substantial majority of our directors also serve or have served on boards and board committees of other public companies, which provide additional leadership experience and exposure to a variety of governance models and management structures, which further enhances their contributions to our Board.

* DuBose Ausley, age 73, is an attorney and former Chairman of the law firm of Ausley & McMullen, P.A., Tallahassee, Florida. Mr. Ausley is currently a director and former chairman of Capital City Bank Group, Inc. and a director of Huron Consulting Group, Inc. He was previously a director of Blue Cross and Blue Shield of Florida, Inc. and Sprint Corporation. Mr. Ausley has been a director since 1992, and his present term expires in 2011.

Key Attributes, Experience and Skills:

Through his position at Ausley & McMullen, P.A., a firm which has expertise in Florida regulatory and legislative matters related to the utility industry, Mr. Ausley has many years of experience and expertise in the utility industry, including insight into the

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regulatory, legal and legislative issues involved in this industry. His former position of Chairman of such firm, and as chairman of Capital City Bank Group, Inc., also provides business management and leadership experience. Through his current board membership at Capital City Bank Group, he brings finance and risk management experience to the Board. His directorship at Huron Consulting Group, Inc., a prominent consulting firm which provides business consulting services to a variety of industries, provides knowledge on the latest trends in business across industry sectors.

* James L. Ferman, Jr., age 67, is the President of Ferman Motor Car Company, Inc., an automobile dealership business headquartered in Tampa, Florida. Mr. Ferman is also a director of Florida Investment Advisers, Inc. and Chairman of The Bank of Tampa and its holding company, The Tampa Banking Company, and serves on the Board of Trustees of Emory University and the University of Tampa. Mr. Ferman has been a director since 1985, and his present term expires in 2011.

Key Attributes, Experience and Skills:

As a result of Mr. Ferman’s position as President of Ferman Motor Car Company, one of the largest vehicle dealership groups in the United States, Mr. Ferman brings significant business management and leadership experience to the Board. Also, his position at such a prominent Tampa-area business and his trustee position at the University of Tampa, as well as former chairman positions he has held at several local charitable and business organizations, such as at the Greater Tampa Chamber of Commerce, brings significant community involvement and recognition to the Board. These positions, and his positions on the Governance and Executive Committees of the Board of Trustees of Emory University also provide additional leadership experience to the Board, and additional insight to our Governance and Nominating Committee. Through his long tenure on our Board, he has gained significant industry knowledge and a long-term perspective on our businesses. His other directorships also provide experience in finance and risk management.

Sherrill W. Hudson, age 68, is TECO Energy’s Executive Chairman of the Board and was our Chief Executive Officer from 2004 until August 2010. He was formerly the Managing Partner for the South Florida offices of the public accounting firm, Deloitte & Touche LLP, in Miami, Florida. Mr. Hudson is also a director of Lennar Corporation and Publix Super Markets, Inc. He was previously a director of The Standard Register Company. Mr. Hudson has been a director since 2003, and his present term expires in 2012.

Key Attributes, Experience and Skills:

Mr. Hudson brings significant leadership and business, finance and accounting experience and expertise gained through both his positions at TECO Energy and through his 37 year tenure at Deloitte & Touche, which included 19 years as the Managing Partner for the South Florida offices and involved advising major clients in many industries, including the utility industry, among other oversight responsibilities. His former position as our CEO also provides valuable industry knowledge and risk management experience, which he also obtained through his oversight and advising of clients in the utility and other industries while at Deloitte & Touche. Also through his work at Deloitte & Touche, he has experience working with and exposure to many Board and management structures, and insight into the issues facing businesses, from finance and accounting, as well as operational, perspectives. His community service in both the Tampa and Miami areas, through membership on the boards of several charitable and business organizations and committees, brings additional community involvement and recognition and leadership experience to the Board. Through his other Board memberships, he is familiar with several other significant Florida companies, their governance and management structures, and the local business environment.

Joseph P. Lacher, age 65, is the former President of Florida operations for BellSouth Telecommunications, Inc., a telecommunications services company in Miami, Florida. He is also a director of Perry Ellis International, Inc. and was previously a director of the Great Florida Bank. Mr. Lacher has been a director since 2006, and his present term expires in 2012.

Key Attributes, Experience and Skills:

Mr. Lacher’s tenure as former President of Florida operations for BellSouth Telecommunications, Inc. provides significant leadership and management experience. This experience is especially relevant for our Board as it involved a business regulated by the same entity that regulates our electric and gas businesses, and therefore, he is familiar with the unique issues presented in this area. In addition, through this work, he has experience in dealing with deregulation issues. He is also the lead director and Chair of the Audit and Governance Committees at Perry Ellis International, Inc., and Chairman of the Board of Goodwill Industries of South Florida, which provide additional insight for our Audit and Governance and Nominating Committees, as well as additional board leadership experience.

Loretta A. Penn, age 61, is the President of Spherion Staffing Services, a division of SFN Group, Inc. (formerly known as Spherion Corporation), a staffing and professional services company, in McLean, Virginia. She was also formerly the Senior Vice President and Chief Service Excellence Officer at Spherion Corporation, and prior to that, was a Vice President at Spherion Corporation. In addition to other executive level experience in the recruiting and staffing industry, Ms. Penn was previously associated with the IBM Corporation for ten years in regional executive management, sales and marketing. Ms. Penn has been a director since 2005, and her present term expires in 2012.

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Key Attributes, Experience and Skills:

Ms. Penn’s increasing levels of responsibility and seniority at Spherion, including her current position as the President of its largest division, provide valuable business, leadership and management experience. Her current role at Spherion brings her into contact with executives in a diverse array of industries and areas of the country, and her insight into these other industries, and current business trends is valuable to the Board. Her many years of experience in the recruiting and staffing industry provide expertise in human resources issues, which are important issues to our businesses, and in her contributions to our Compensation Committee. Through her decade-long tenure at IBM Corporation, she also has experience in the technology industry, which is also an important area for our current operations and plans for the future.

John B. Ramil, age 55, is TECO Energy’s President and Chief Executive Officer. During his over 30-year career with the company, he has held several leadership positions, including as President and Chief Operating Officer of TECO Energy from 2004 until August 2010, President of Tampa Electric Company, Executive Vice President of TECO Energy, Chief Financial Officer for TECO Energy, and earlier as Vice President-Energy Services & Planning for Tampa Electric. He has also held a variety of positions in engineering, operations, marketing, customer service and environmental. He also has served as president of various other TECO Energy subsidiaries. Mr. Ramil is also a director of Blue Cross Blue Shield of Florida, Inc. Mr. Ramil has been a director since 2008, and his present term expires in 2013.

Key Attributes, Experience and Skills:

Mr. Ramil’s long tenure with the company, in a variety of positions, brings extensive knowledge of our businesses, our industry, and significant business, operating and leadership experience to the Board. His experience as TECO Energy’s Chief Financial Officer also provides additional financial expertise, and several of his positions, including his current role as Chief Executive Officer, bring risk management experience to the Board. In addition, through his work with non-profit and business groups, including his positions as Chairman of the Board of the University of South Florida and a Board member of the Edison Electric Institute, Mr. Ramil provides community and industry involvement and recognition for the company, as well as expertise in leadership development and governance issues.

Tom L. Rankin, age 70, is an Independent Investment Manager in Tampa, Florida. He is the former Chairman of the Board and Chief Executive Officer of Lykes Energy, Inc. and Lykes Bros. Inc. Mr. Rankin is also a director of Media General, Inc. Mr. Rankin has been a director since 1997, and his present term expires in 2013.

Key Attributes, Experience and Skills:

Mr. Rankin brings significant industry experience to the Board through his leadership positions at Lykes Energy, Inc., the former holding company for Peoples Gas System. In addition to his knowledge of the gas utility industry, he has gained valuable experience in the electric utility industry and our other businesses through his tenure on our Board. His leadership experience at Lykes Bros. Inc. provides experience in managing the operations of several other types of businesses, as well. His position at Lykes, as well as his current occupation as an investment manager, also provides important finance experience. He is also on the Audit Committee of Media General, Inc., which provides additional insight and experience to the issues faced by our Audit Committee.

William D. Rockford, age 65, is the former President, CFO and COO of Primary Energy Ventures LLC, a power generation company located in Oak Brook, Illinois. He is also a former Managing Director of the financial services company, Chase Securities Inc., in New York, New York, where his responsibilities included the Global Power, Project Finance and Environmental Group. Mr. Rockford has been a director since 2000, and his present term expires in 2013.

Key Attributes, Experience and Skills:

Mr. Rockford provides valuable leadership, management and energy industry experience, through his positions at Primary Energy Ventures. Through his nearly 30-year career at Chase, Mr. Rockford has experience in providing capital, corporate finance, project finance and merger and acquisition advice to the regulated utility industry and independent power industry, which adds valuable expertise in these areas to both the Board and to the Finance Committee. Mr. Rockford also has experience in commercial banking, which provides additional finance and risk management expertise.

* Paul L. Whiting, age 67, is the President of Seabreeze Holdings, Inc., a consulting and private investments company located in Tampa, Florida. Previously, Mr. Whiting held various positions within Spalding & Evenflo Companies, Inc., including Chief Executive Officer and Chief Financial Officer. He is also Chairman of the Board of Sykes Enterprises, Incorporated, and a director of Florida Investment Advisers, Inc., The Bank of Tampa and its holding company, The Tampa Banking Company. Mr. Whiting has been a director since 2004, and his present term expires in 2011.

Key Attributes, Experience and Skills:

As a result of his experience at the Spalding & Evenflo Companies, Mr. Whiting provides leadership, financial and business experience and expertise. His other board memberships, including as Chairman of the Board at Sykes Enterprises, provide additional leadership experience, as well as exposure to other governance structures, and additional financial and risk management experience. His notable community service, including as Board President of the Academy Prep Center of Tampa, Inc., a full scholarship, private college preparatory middle school for low-income children, is important to a business such as ours which values involvement in the communities we serve.

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Information about the Board and its Committees

Board Meetings and Attendance

The Board of Directors held six meetings in 2010. All directors attended at least 75% of the meetings of the Board and committees on which they served. Our policy is for directors to attend our Annual Meeting of Shareholders; in 2010, all of the continuing directors attended that meeting. In 2010, the non-management directors met in executive session at least quarterly, and the independent directors met in executive session at least once. The presiding director for the executive sessions is elected by the independent directors. Our current presiding director is Mr. Rankin, who will serve in this capacity until our 2011 Annual Meeting of Shareholders; Mr. Ferman has been elected to serve as presiding director after that time.

Committees of the Board

The Board has standing Audit, Compensation, Finance, and Governance and Nominating Committees. The Audit, Compensation and Governance and Nominating Committees are comprised exclusively of independent directors as defined by the listing standards of the New York Stock Exchange. The current membership of each Committee and other descriptive information is summarized below.

Director	Audit Committee	Compensation Committee	Finance Committee	Governance and Nominating Committee
DuBose Ausley	—	—	X	—
James L. Ferman, Jr.	—	X	—	Chair
Sherrill W. Hudson	—	—	X	—
Joseph P. Lacher	Chair	—	—	X
Loretta A. Penn	—	X	—	X
John B. Ramil	—	—	X	—
Tom L. Rankin	X	—	Chair	—
William D. Rockford	—	X	X	—
Paul L. Whiting	X	Chair	—	—

The Audit Committee met six times in 2010; its members are Messrs. Lacher (Chair), Rankin, and Whiting. The Board of Directors has determined that Messrs. Lacher, Rankin and Whiting are audit committee financial experts as that term has been defined by the Securities and Exchange Commission, and that all of the members are independent as defined by the listing standards of the New York Stock Exchange. Additional information about the Audit Committee is included in the Audit Committee Report on page 31.

The Compensation Committee, which met six times in 2010, is composed of Ms. Penn and Messrs. Ferman, Rockford and Whiting (Chair), all of whom are independent directors. Its primary responsibilities are to:

•	review and approve the goals and objectives relevant to CEO compensation;
•	evaluate the CEO’s performance in light of those goals and objectives;
•	determine and approve the CEO’s compensation level based on this evaluation;
•	make recommendations to the Board with respect to the compensation of other executive officers, incentive compensation plans and equity-based plans;
•	review and discuss the Compensation Discussion and Analysis in the company’s proxy statement with management;
•	administer and make awards under the company’s equity incentive plan; and
•	make recommendations on proposed executive employment, severance and change-in-control agreements.

The Committee carries out these responsibilities by (a) evaluating the executive officers’ performance annually, (b) reviewing peer group compensation as compared to the compensation of the company’s executive officers and tally sheet information showing the total compensation for each executive officer, (c) reviewing and discussing information regarding the company’s business plans, and (d) then recommending (or approving, in the case of the CEO) salaries and annual incentive goals and target incentive awards based on the Committee’s review and evaluation of this information. The Committee also reviews the company’s performance and the level of achievement of the annual incentive goals, and it recommends (or approves, in the case of the CEO) the level of payment for the annual incentive awards based on this review of company and individual performance. The Committee also reviews information with respect to equity incentive awards, such as market data, and makes such awards (or recommends such awards, with respect to non-employee directors). The Committee also meets to consider other compensation-related issues, such as the design of the equity incentive plan and awards made under that plan, the director compensation program and external developments related to executive compensation, such as pending or new laws or regulations. Decisions made with respect to executive compensation for 2010 are discussed in detail under “Compensation Discussion and Analysis” beginning on page 11.

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The Compensation Committee has exclusive authority to retain and terminate any compensation consulting firm to assist in the evaluation of director or executive officer compensation and to approve the consulting firm’s fees and other retention terms. In August 2010, it engaged Steven Hall & Partners (“SHP”) to help the Committee identify market trends in executive compensation, provide market data to help the Committee determine appropriate compensation levels and components, and aid the Committee in its overall assessment of the executive compensation program, taking that data and information into account. Representatives of SHP attend the Committee’s meetings at the invitation of the Chairman of the Committee, and are also in contact directly with him from time to time. They provide the Committee with significant assistance and advice in the review of the company’s salary structure, annual and equity incentive awards, and other related executive pay issues. In addition, they provide expertise regarding marketplace trends and best practices relating to competitive pay levels. SHP did not provide any other services to the company in 2010. Prior to August 2010, Towers Watson served as the Committee’s executive compensation consultant. In 2010, Towers Watson’s total fees for its executive compensation consulting services were $210,798. Towers Watson also provided other consulting services to the company. The aggregate fees for these other services in 2010 were $556,636. Management is responsible for engaging consultants for these other services; however, the Committee reviewed these services and determined that Towers Watson had policies and procedures in place to maintain the independence of the executive compensation consultant, such as precluding the lead executive compensation consultant from being a client relationship manager for the other services provided to the company, and ensuring his compensation was not determined or related to the other business Towers Watson did for the company. The Committee approved the other services provided by Towers Watson to the company in 2010 on such basis.

Management (primarily the Executive Chairman, CEO and Chief Human Resources Officer) provides the Committee with information and its ideas and input regarding compensation decisions, discusses this information and the recommendations of SHP in detail with the Committee, and answers questions. To carry out this role, with the Committee Chairman’s knowledge and approval, management may interface directly with the Committee’s executive compensation consultant to give its input on the design of compensation programs and policies, and the development of compensation recommendations. The Committee has delegated authority to management to make small restricted stock grants to non-executive officers and key employees and to allow previously granted options to be exercised for their full term following the termination of employment by certain employees. Management reports to the Committee in detail when it exercises this delegated authority. The Committee’s charter allows the Committee to form and delegate authority to subcommittees, and the equity incentive plan allows the Committee to delegate to one or more executive officers of the company the power to make equity incentive awards to employees (other than executive officers).

The Finance Committee, which assists the Board in formulating our financial policies and evaluating our significant investments and other financial commitments, met twice in 2010; its members are Messrs. Ausley, Hudson, Ramil, Rankin (Chair) and Rockford.

The Governance and Nominating Committee assists the Board with respect to corporate governance matters, including the composition and functioning of the Board. It met three times in 2010, and its members are Messrs. Ferman (Chair) and Lacher, and Ms. Penn, all of whom are independent directors. The Committee has the responsibilities set forth in its charter with respect to:

•	identifying individuals qualified to become members of the Board;

•	recommending to the Board when new members should be added to the Board;

•	recommending to the Board individuals to fill vacancies and nominees for the next annual meeting of shareholders;

•	periodically developing and recommending to the Board updates to the Corporate Governance Guidelines;

•	overseeing the annual evaluation of the Board and its committees;

•	assisting the Board in planning for succession to the position of Chief Executive Officer, as well as other senior management positions;

•	reviewing environmental issues and other significant corporate responsibility issues for the Board; and

•	generally advising the Board on governance matters and practices.

The Governance and Nominating Committee’s process for evaluating nominees for director, including nominees recommended by shareholders, is to consider an individual’s character and professional ethics, judgment, business and financial experience, expertise and acumen, familiarity with issues affecting business, and other relevant criteria, including the diversity, age, skills and experience of the Board of Directors as a whole. The Committee considers racial, ethnic, gender and geographic diversity, as well as diversity of experience, expertise and skills, as relevant characteristics when reviewing and recommending director nominees. As part of the Board’s annual evaluation process, members are asked to assess whether outside directors represent a sufficiently wide range of talents, expertise, and occupational and personal backgrounds, or whether improvement is needed in this area. The Governance and Nominating Committee considers suggestions from many sources, including shareholders, regarding possible

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candidates for director, and it has sole authority to retain a search firm to identify potential director candidates and assist in their evaluation. The Governance and Nominating Committee reviews the qualifications and backgrounds of all the candidates, as well as the overall composition of the Board (including its diversity, as described above), and recommends to the Board the slate of candidates to be nominated for election at the annual meeting of shareholders and the composition of the Board’s committees. Shareholder recommendations for nominees for membership on the Board will be given due consideration by the Committee for recommendation to the Board based on the nominee’s qualifications in the same manner as all other candidates. Shareholder nominee recommendations should be submitted in writing to the Chairman of the Governance and Nominating Committee in care of the Corporate Secretary, TECO Energy, Inc., P.O. Box 111, Tampa, Florida 33601.

Committee Charters and Other Corporate Governance Documents

The Charters of each Committee, the Corporate Governance Guidelines, and the Code of Ethics and Business Conduct applicable to all directors, officers and employees are available on the Corporate Governance section of the Investors page of our website, www.tecoenergy.com, and will be sent to any shareholder who requests them from the Director of Investor Relations, TECO Energy, Inc., P.O. Box 111, Tampa, Florida 33601. Our 2009 Corporate Sustainability Report is also available on the Investors page of our website.

Board Leadership Structure and Risk Oversight

Since August 2010, TECO Energy has operated under a leadership structure in which the positions of Chief Executive Officer and Chairman of the Board have been separated, such that each position is held by a different person. Prior to August 2010, these positions were held by one person. In August 2010, Mr. Sherrill Hudson, who was previously our CEO and Chairman, was named Executive Chairman of the Board, and Mr. John Ramil, who was previously our President and Chief Operating Officer, was named President and Chief Executive Officer. Our Board is comprised of Messrs. Hudson and Ramil and seven other directors, six of whom are independent directors. The independent directors elect a presiding director who is responsible for establishing the agenda for and scheduling of executive sessions, and approving meeting agendas and information sent to the Board for regularly scheduled meetings. The presiding director is also available to discuss concerns of any Board member or senior executive and to supplement the direct lines of communication between the Chairman and the independent directors by serving as a liaison, as necessary. As discussed above, we have four standing Board committees, three of which are comprised entirely of independent directors, and all of which are chaired by an independent director. We believe that this leadership structure is effective for the company in transitioning the CEO position, as well as to transition from a combined Chairman/CEO position to separated Chairman and CEO positions. The Executive Chairman’s power is balanced by having a separate person serve as CEO and by having strong independent leaders on the Board who, through the presiding director and committee chairs, have input into the meeting agendas and the other important responsibilities discussed above. While we believe this structure is currently the most effective for our company, the Board has no mandatory policy with respect to the separation of the offices of Chairman and the Chief Executive Officer. Mr. Hudson’s tenure as Executive Chairman is set to expire at the end of 2012, and the Board expects to reevaluate the leadership structure at that time.

The Board of Directors, both as a whole and through each of its Committees, is responsible for the oversight of the company’s risk management processes. At least annually, the Board reviews and discusses with management information regarding the company’s enterprise-wide risk assessment process. This review includes information on how the assessment was conducted, the most significant strategic, operational, financial, and compliance risks that were identified through the assessment, the potential exposures of those risks, and how they are being mitigated. The Board’s oversight of risk management is supplemented by the work of its Committees, which oversee risk management in each of their areas of responsibility. The Audit Committee assists the Board in overseeing the company’s policies and procedures for risk assessment and risk management by reviewing and discussing with management annually the company’s enterprise-wide risk assessment and risk management policies, focusing on the company’s major financial, accounting, and compliance risk exposures and the steps management has taken to monitor and control such exposures. The Audit Committee also reviews quarterly reports regarding compliance and legal matters and receives reports periodically on specific risk areas identified through the risk assessment. The Finance Committee considers risks with respect to the company’s capital structure generally and risks involved with specific financing activities or projects, the Compensation Committee reviews our executive compensation program to ensure it does not encourage excessive risk taking, and the Governance and Nominating Committee oversees risks related to succession planning, its review of environmental and other significant corporate responsibility issues for the Board, and with respect to other corporate governance-related matters. The chair of each committee reports to the Board regarding its respective risk management oversight activities.

We believe that our Board leadership structure promotes effective oversight of the company’s risk management for the same reasons that we believe the structure is most effective for our company in general, that is, by providing leadership through the Executive Chairman, while allowing for significant input from the CEO and our outside Board members, all of whom are fully engaged in Board deliberations and decisions.

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Director Independence

The Board has determined that all of the directors except Messrs. Ausley, Hudson and Ramil meet the independence standards of the New York Stock Exchange and those set forth in our Corporate Governance Guidelines. The Board annually reviews all business and charitable relationships of directors in order to make a determination as to the independence of each director. Only those directors who the Board affirmatively determines have no relationship with us that would impair their independent judgment are considered independent directors. After performing such a review, the Board determined that (i) Messrs. Lacher, Rankin and Rockford have no relationships with us and (ii) Ms. Penn and Messrs. Ferman, Touchton (who retired from the Board in May 2010) and Whiting only have relationships with us of the type that the Board has determined to be categorically immaterial (as defined below), and therefore were not considered by the Board as relationships that would affect their independence. In 2010, the company engaged in ordinary course business transactions with organizations at which Ms. Penn and Mr. Ferman are officers, involving amounts below 1% of the consolidated annual gross revenues of such companies, we made charitable contributions in amounts below $100,000 to organizations of which Messrs. Ferman and Whiting are trustees, and we made charitable contributions in amounts below $200,000 to organizations at which Mr. Touchton is a trustee.

Our Corporate Governance Guidelines adopted by the Board define the following types of relationships as being categorically immaterial:

1.	If a director is an employee, or if the immediate family member of the director is an executive officer, of another company that does business with us and the annual sales to, or purchases from, us are less than the greater of $1 million or 1% of the consolidated annual gross revenues of the company for which he or she serves as an executive officer or employee;

2.	If a director is an executive officer of another company which is indebted to us, or to which we are indebted, and the total amount of either company’s indebtedness to the other is less than 1% of the total consolidated assets of the company for which he or she serves as an executive officer; and

3.	If a director is an executive officer, director or trustee of a charitable organization and our discretionary annual charitable contributions to the organization do not exceed the greater of $1 million or 1% of that organization’s total annual charitable receipts.

Category 3 above recognizes the Board’s view that its members should not avoid volunteering as directors or trustees of charitable organizations and that we should not cease ordinary course contributions to organizations for which a director has volunteered.

In addition to defining categorically immaterial relationships, the Board has also adopted the following guidelines to assist it in making the determination of whether a relationship with a Board member is material or immaterial:

1.	A director shall not be independent if, within the preceding three years: (i) the director was employed by us; (ii) an immediate family member of the director was employed by us as an executive officer; (iii) the director or an immediate family member of the director received more than $120,000 in direct compensation from us, other than director fees, pension, or other deferred compensation for prior service in any 12-month period; or (iv) one of our executive officers was on the compensation committee of a company which during that same time period employed the director, or which employed an immediate family member of the director, as an executive officer.

2.	A director shall not be independent if (i) the director is a current employee or partner of our independent or internal auditor; (ii) an immediate family member of the director is a current partner of our independent or internal auditor, or is a current employee who personally works on our audit; or (iii) the director or an immediate family member was a partner or an employee of the independent auditor and personally worked on our audit within the last three years.

For relationships the character of which are not included in the categories in paragraphs 1 or 2 above or do not meet the categorically immaterial standards described above, the determination of whether the relationship is material or not, and therefore, whether the director would be independent or not, shall be made by the directors who satisfy these independence guidelines.

Communications with the Board

The Board provides a process by which shareholders and interested parties may communicate with its members, which is described in the Corporate Governance section of the Investors page of our website, www.tecoenergy.com. Any shareholder or interested party wishing to contact our Board, the non-management directors as a group or any of the non-management directors separately, including the presiding director, may do so by mail at P.O. Box 1648, Tampa, Florida 33601, or by e-mail through the Corporate Governance section of the Investors page of our website. Each such communication should state the full name of the shareholder and, if the shareholder is not a record holder of TECO stock, should be accompanied by appropriate evidence of stock

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ownership, such as an account statement showing ownership of TECO stock. If the communication is from an interested party who is not a shareholder, the communication should state the nature of the party’s interest in the company.

Compensation of Directors

In 2010, non-management directors were paid the following compensation:

•	an annual retainer of $35,000;
•	attendance fees of $750 for each TECO Energy Board meeting;
•	attendance fees of $750 for each Tampa Electric Company Board meeting;
•	$1,500 for each meeting of a committee of the Board on which they serve;
•	an additional annual retainer of $10,000 for the Chair of the Audit Committee, and an additional annual retainer of $7,500 for each other Committee Chair; and
•

an annual grant of 3,000 shares of restricted stock vesting over three years in equal installments on each anniversary date of the grant, which is prorated for directors who join after the annual grant date.

Directors may elect to receive all or a portion of their compensation in the form of common stock. Directors may also elect to defer any of their cash compensation with a return calculated at either 1% above the prime rate or a rate equal to the total return on our common stock. We pay for or reimburse directors for their meeting-related expenses and expenses associated with their duties as our directors, such as attending educational conferences.

Pursuant to our share ownership guideline, non-management directors are required to own within five years of their election an amount of common stock with a value of five times their annual retainer. The Compensation Committee reviewed share ownership as of December 31, 2010 and determined that all non-management directors were in compliance with the guideline. Directors are included in the company’s policy that prohibits engaging in hedging transactions with respect to our stock.

The purpose of our director compensation program is to allow us to continue to attract and retain qualified Board members, tie a portion of their compensation to our long-term success, and recognize the significant commitment required of our directors. The 2010 director compensation program was based on the Compensation Committee’s recommendations to the Board after reviewing information provided by its compensation consultant that compared the total compensation provided to our directors to total director compensation provided by a peer group of companies that were selected as being representative of the type of companies with which we compete for qualified Board members and reflect the size of our company.

The following table gives information regarding the compensation we provided to the non-management directors in 2010:

Director Compensation for the 2010 Fiscal Year

Name	Fees Earned or Paid in Cash ($) [1]		Stock Awards ($) [2]	Option Awards ($) [3]	Total ($)
DuBose Ausley	46,250		50,190	0	96,440
James L. Ferman, Jr.	64,250		50,190	0	114,440
Joseph P. Lacher	66,750	[4]	50,190	0	116,940
Loretta A. Penn	56,750		50,190	0	106,940
Tom L. Rankin	59,750		50,190	0	109,940
William D. Rockford	53,750		50,190	0	103,940
J. Thomas Touchton [5]	21,137		0	0	21,137
Paul L. Whiting	68,750	[6]	50,190	0	118,940
(1)	Includes amounts that may be deferred or paid in stock, at the election of the director.
(2)	This column includes the aggregate grant date fair value for the stock awards made to the directors in 2010, computed in accordance with FASB ASC Topic 718. See Note 9, Common Stock, to the TECO Energy Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010 for a discussion of the assumptions made in valuations of stock awards. On May 5, 2010, each director who was continuing service after that date received 3,000 shares of restricted stock, which vest in three equal annual installments. As of December 31, 2010, each director had 5,499 shares of restricted stock outstanding, except for Mr. Touchton who retired from the Board during 2010 and had 0 shares of restricted stock outstanding. Dividends are paid on these restricted stock awards at the same rate paid to all shareholders.
(3)	As of December 31, 2010, Messrs. Ausley, Ferman, Rankin, and Touchton each had option awards outstanding as to 12,500 shares. The remaining directors had option awards outstanding as of December 31, 2010 as follows: Mr. Lacher: 0 shares; Ms. Penn: 10,000 shares; Mr. Rockford: 5,000 shares; Mr. Whiting: 0 shares. No stock options have been issued to non-management directors since 2005.
(4)	Includes $33,375 paid in the form of 2,016 shares of common stock at Mr. Lacher’s election.

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(5)	Mr. Touchton retired from the Board in May 2010.
(6)	All fees were paid in the form of 4,180 shares of common stock at Mr. Whiting’s election.

Certain Relationships and Related Person Transactions

Our Board has adopted a written policy regarding the review, approval or ratification of related person transactions. A related person transaction for the purposes of the policy is a transaction between the company and one of our directors, executive officers or 5% shareholders, or a member of one of these person’s immediate family, in which such person has a direct or indirect material interest and involves more than $120,000. Under this policy, related person transactions are prohibited unless the Audit Committee has determined in advance that the transaction is fair and reasonable to the company. In the event we enter into such a transaction without Audit Committee approval, the Audit Committee must promptly review its terms and may ratify the transaction if it determines it is fair and reasonable to the company and any failure to comply with the pre-approval policy was not due to fraud or deceit.

TECO Energy paid legal fees of $1,197,125 for 2010 to Ausley & McMullen, P.A., of which Mr. Ausley is an employee. This firm, which has unique expertise in Florida regulatory and legislative matters related to the utility industry, had already been providing the company legal services prior to Mr. Ausley becoming a director. The terms of these services were comparable to what could be obtained from an unrelated third party, and the services were approved by the Audit Committee pursuant to the policy described above. Mr. Ausley does not perform any legal services for the company and does not receive any compensation related to these services.

Share Ownership

Directors and Executive Officers: The following table gives information regarding the shares of common stock beneficially owned as of January 31, 2011 by our directors and nominees, executive officers named in the Summary Compensation Table below, and directors and executive officers as a group. Except as otherwise noted, such persons have sole investment and voting power over the shares. The number of shares of our common stock beneficially owned by any director or executive officer did not exceed 1% of the total shares outstanding at January 31, 2011; the percentage beneficially owned by all directors and executive officers as a group as of that date was 1.8%.

Name	Shares [1]		Name	Shares [1]
DuBose Ausley	40,106		William D. Rockford	36,613
James L. Ferman, Jr.	75,930	[2]	Paul L. Whiting	171,124	[8]
Sherrill W. Hudson	1,018,971	[3]	Gordon L. Gillette	360,631	[5]
Joseph P. Lacher	35,948	[4]	Sandra W. Callahan	106,860	[5]
Loretta A. Penn	23,000		Charles A. Attal III	95,824	[5]
John B. Ramil	596,696	[5,6]	Clinton E. Childress	195,796	[5]
Tom L. Rankin	755,428	[7]	All directors and executive officers as a group (16 persons)	3,910,828	[5,9]
(1)	The amounts listed include the following shares that are subject to options granted under our stock option plans (all of which are currently exercisable): Messrs. Ausley, Ferman and Rankin, 12,500 shares each; Mr. Hudson, 413,250 shares; Ms. Penn, 10,000 shares; Mr. Rockford, 5,000 shares; Messrs. Lacher and Whiting, 0 shares; Mr. Ramil, 324,840 shares; Mr. Gillette, 132,688 shares; Mr. Childress, 79,300 shares; Mr. Attal, 27,528 shares; Ms. Callahan, 33,771 shares; and all directors and executive officers as a group, 1,246,587 shares.
(2)	Includes 50,430 shares owned jointly by Mr. Ferman and his wife. Also includes 2,481 shares owned by Mr. Ferman’s wife, as to which shares he disclaims any beneficial interest.
(3)	Includes 2,500 shares owned jointly by Mr. Hudson and his wife and 2,500 shares held in a margin account.
(4)	Includes 9,565 shares owned by Mr. Lacher’s wife, as to which shares he disclaims any beneficial interest.
(5)	Includes the following shares held by our benefit plans for an officer’s account: Mr. Ramil, 9,047 shares; Mr. Gillette, 11,776 shares; Mr. Childress, 9,225 shares; Mr. Attal, 727 shares; Ms. Callahan, 7,094 shares; and all directors and executive officers as a group, 56,494 shares.
(6)	Includes 2,013 shares owned jointly by Mr. Ramil and other family members.
(7)	Includes 1,343 shares owned by Mr. Rankin’s wife, as to which shares he disclaims any beneficial interest.
(8)	Includes 35,000 shares owned jointly by Mr. Whiting and other family members; also includes 5,000 shares owned by Mr. Whiting’s wife, and 2,500 shares held in a trust of which Mr. Whiting’s wife is trustee, as to which shares he disclaims any beneficial interest.
(9)	Includes a total of 93,051 shares owned jointly. Also includes a total of 20,901 shares owned by spouses, as to which beneficial interest is disclaimed, and 2,500 shares held in a margin account.

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Five Percent Shareholders: The following table gives information with respect to all persons who are known to us to be the beneficial owner of more than 5% of our outstanding common stock as of December 31, 2010.

Name and Address	Shares		Percent of Class
Franklin Resources, Inc. (“Franklin”) Charles B. Johnson Rupert H. Johnson, Jr. Franklin Advisers, Inc. One Franklin Parkway, San Mateo, CA 94403-1906	14,577,150	[1]	6.8%
Manuel Moratiel Llarena Pilar Llarena Rey del Castillo Calle Alcala, 97 Madrid, Spain C.P: 28001	12,237,000	[2]	5.7%
BlackRock, Inc. 40 East 52nd Street, New York, NY 10022	12,027,898	[3]	5.6%
(1)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 8, 2011 which reported that Franklin (and Charles B. Johnson and Rupert H. Johnson, Jr. as its principal shareholders) had sole voting power and investment power over these shares. Franklin and the Messrs. Johnson disclaim beneficial ownership of any of these shares. The Schedule 13G/A reported that Franklin Advisers, Inc. has an interest in 14,445,650 of these shares (which was 6.7% of our outstanding common stock). Certain Franklin-affiliated entities that purchased shares directly from TECO Energy have agreed to vote their shares in the same manner (proportionately) as all other shares of common stock entitled to vote on the matter, to the extent that the shares owned by them and the other Franklin-affiliated entities exceed 5% of our outstanding common stock, unless otherwise approved in writing in advance.
(2)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission on January 21, 2010, which reported that Manuel Moratiel Llarena and Pilar Llarena Rey del Castillo shared voting and investment power over these shares through their control of MDR Inversiones S.L., the direct holder of the shares.
(3)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 2, 2011, which reported that BlackRock had sole voting power and investment power over these shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Our executive officers and directors are required under Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) to file reports of ownership and changes in ownership of our securities with the Securities and Exchange Commission. Copies of those reports must also be furnished to us.

Based solely on a review of the copies of reports furnished to us with respect to 2010 and written representations that no other reports were required, we believe that our executive officers and directors have complied in a timely manner with all applicable Section 16(a) filing requirements, except that a Form 4 was filed two days late for Deirdre A. Brown to report shares withheld for taxes due upon vesting of restricted stock.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (or “CD&A”) explains how we use different elements of compensation to achieve different aspects of the goals of our executive compensation program and how we determine the amounts of each component to pay. The Compensation Committee makes decisions with respect to CEO compensation and equity-based incentives, after consultation with the Board. The Board makes all other executive compensation decisions after hearing the recommendations of the Compensation Committee. Therefore, in all cases where we refer to the Committee’s actions (except with respect to CEO compensation or equity-based incentives), such actions are carried out through Board approval, upon the recommendation of the Compensation Committee. The term “named executive officers” as used throughout this CD&A refers to the following executive officers named in the Summary Compensation Table on page 23:

Sherrill W. Hudson, Executive Chairman of the Board

John B. Ramil, President and Chief Executive Officer

Gordon L. Gillette, President, Tampa Electric Company

Sandra W. Callahan, Senior Vice President – Finance and                   Accounting and Chief Financial Officer

Charles A. Attal III, Senior Vice President, General Counsel and Chief Legal Officer Clinton E. Childress, Senior Vice President, Corporate Services and Chief Human Resources Officer

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Executive Summary

Our executive compensation program is designed to:

•	Tie a significant portion of executive pay directly to company performance in order to link the interests of our executives to the long-term interests of our shareholders

•

Provide compensation that is competitive and reasonable by targeting pay at the median of pay provided by similarly sized companies in our industry, in order to attract and retain the talent needed to successfully manage and build our businesses

•	Set well-defined, challenging goals tied to business plans in order to provide incentives to management to create value consistent with the company’s business strategy

•	Be continually evaluated and updated to incorporate best practices and ensure the program is operating as intended, while maintaining consistency within the key elements of compensation

The following are key aspects of the program that serve these objectives:

Pay Directly Linked to Company Performance

•

Approximately three-quarters of our current and former CEO’s compensation, and on average two-thirds of the other named executive officers’ compensation is at risk and variable depending on company and individual performance (see page 15)

•	A substantial majority (80%) of the awards granted under our annual incentive plan are based on the achievement of challenging corporate financial goals

•	If a threshold level of net income is not achieved, no annual incentive awards are earned

Recently Adopted Executive Compensation Policies / Sound Governance and Risk-Mitigating Factors

The Compensation Committee and the Board are committed to enacting corporate governance protections as part of the executive compensation program, which further strengthen the tie between executive compensation and company performance.

•

In 2009, the Board adopted a rigorous incentive compensation recovery policy (“claw-back” policy), which applies to all officers in the event of any financial restatement (described in more detail on page 16)

•	Executive officers are prohibited from engaging in hedging transactions with respect to our stock

•

Equity awards granted in 2009 and after have “double-trigger” vesting, meaning that vesting of shares is only accelerated following a change in control if the grantee is also terminated without cause or terminates employment with good reason (the payout of the performance shares under those circumstances would still be based on the applicable performance calculation)

•	Beginning with the 2010 equity awards, dividends are not paid on unvested performance shares, unless and until such shares vest

•	Payouts under the annual incentive award plan and performance share awards are capped at 150% of the target amount

•

We use a mix of different financial metrics and individual business plan goals for payouts under the annual incentive plan and performance shares to ensure multiple aspects of business success are considered in determining compensation

•

We have stock ownership guidelines of five times base salary for the CEO and three times base salary for the other executive officers to ensure that the interests of our executives are aligned with those of our shareholders (guidelines are described in more detail on page 16)

•

We do not have employment agreements with our officers (except for the Executive Chairman who is serving for a limited term) or a deferred compensation plan for officers, nor do we provide extra pension service credits to executives

Minimal Perquisites

•	Executive perquisites are kept to a minimum

•

Perquisites or personal benefits or payments not available to all employees were less than $10,000 for each named executive officer, except for Mr. Hudson who until August 2010 received a $5,000 per month housing and travel allowance

•	Beginning in 2010, there was no personal use of a company aircraft, which was sold in 2009

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Competitive Pay Program

•

Pay is targeted at the 50th percentile of the benchmarks identified under “Market Assessments” below, both in terms of the total direct compensation package and for each element of compensation we provide (subject to achievement of performance goals), which allows compensation to remain competitive for the executives and cost-effective for the company

•

While compensation is targeted at the 50th percentile, the Committee uses its discretion in applying market data to take into account individual responsibilities and experience levels. For example, compensation is sometimes set at or below the 50th percentile when executives are promoted to a new position to allow them to grow into their new role.

Impact of 2010 Company Performance on Pay

Linking pay with performance means that there is the opportunity to receive more compensation in years with above-target company and individual performance, and vice versa. The company enjoyed improved financial performance in 2010, achieving a 20% increase in non-GAAP results (net income excluding charges and gains) from 2009 to 2010. Our relative total shareholder return for the three-year period ended March 31, 2010 was at the 87th percentile of our industry. Please see our Annual Report on Form 10-K for the year ended December 31, 2010 for additional information regarding the company’s 2010 financial results.

Management achievements in 2010 included successful outcomes in the complex regulatory proceedings necessary to increase customer base rates at the company’s utilities, which helped drive higher earnings in 2010. In addition, the new senior executive team structure put in place in 2009, which included establishing a single management team over the electric and gas divisions of Tampa Electric Company, and the integration of operating and support functions, continued to yield enhanced efficiencies in 2010 and also helped drive improved results in 2010.

Due to the achievement of improved results, annual incentive awards were paid to the named executive officers at an average of 104% of target. Salaries for the named executive officers were increased by an average of 3% in 2010 (except in connection with promotions as noted under “Base Salary” beginning on page 18), after having frozen salaries in 2009 at 2008 levels.

Changes to Executive Compensation Program Effective in 2011

The Compensation Committee continually evaluates the compensation program to ensure it meets the desired objectives. In late 2010 and early 2011, the Compensation Committee undertook a comprehensive review of the program to ensure it continues to appropriately balance risks and rewards, and continues to take into consideration the best practices in executive compensation program design, and implemented the following changes:

•	In late 2010, the Committee engaged an independent compensation consultant that performs no other services for the company. This new consultant assisted in the Committee’s review of the program.

•

A new peer group will be used for benchmarking purposes and to evaluate the level of total compensation. The peer group consists of the 13 publicly-held utility companies that have revenues of one-half to two-times the company’s revenues. These companies are identified under “New Peer Group” on Appendix A to this proxy statement.

•

The Committee increased the proportion of annual incentive goals based on achievement of internal corporate financial performance metrics (earnings and cash) and eliminated the “relative” annual incentive goal based on earnings per share and return on equity compared to other companies in the industry. (See page 19 for more information about the relative annual incentive goal.) This change was made to more closely align management’s incentives with important financial measures of performance and to further strengthen the tie between annual corporate financial performance and executive compensation. The change, effective for 2011, will eliminate the disconnect in timing between the payout and the performance the goal is intended to reinforce and will allow our total annual compensation amounts to be reported at one time in our future proxy statements.

__________________________________________________________________________________________________________

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Elements of Compensation

The table below shows the elements of our executive compensation program and describes the purpose of each element, along with any applicable performance metric.

Base Salary

Fixed amount of compensation targeted at the median of the marketplace in order to provide a competitive amount of fixed annual compensation. Allows us to continue to attract and retain highly qualified executives, and also provides stability for the executives, which allows them to stay focused on business issues.

Performance review determines merit based increases.

Annual Incentive Awards

Annual cash incentive award based on the achievement of quantitative corporate financial goals (80%) and qualitative individual business plan goals (20%). Intended to encourage actions by the executives that contribute to our operating and financial results and to achieve other goals that the Board has recognized as important for the success of our businesses. Can sometimes be paid in the form of stock (as in 2008).

2010 Performance Metrics: Net income, Cash Flow, EPS and ROE relative to industry, Individual Qualitative Business Plan Goals 2011 Performance Metrics: Net income, Cash Flow, Individual Qualitative Business Plan Goals

Long-Term Incentive Awards	Restricted stock: 70% performance shares; 30% time-vested shares. Designed to create a mutuality of interest with shareholders by motivating the executive officers and key personnel to manage the company’s business so that the shareholders’ investment will grow in value over time.

-Performance Shares

Vest after three years based on total shareholder return compared to other companies in our industry. These awards will be forfeited if our performance is in the bottom quarter of our peers.

Directly ties a portion of compensation to a long-term performance measure relative to other companies in our industry.

Performance Metric: Relative total shareholder return (“TSR”)

-Time-Vested Restricted Stock	Vest after three years if still employed at the company. The ultimate value is dependent on our stock price, which aligns the executives’ interest in stock value appreciation with our shareholders’, and the three-year vesting period aids in the retention of our executives since the shares would be forfeited upon departure from the company within this period

Pension Plan	Tax-qualified defined benefit pension plan available to all of our U.S. employees

Supplemental Retirement Plan	Supplements retirement benefits not available under the tax-qualified plan

Change-in-Control Agreements	Provide severance payments if there is a change in control and executive is terminated without cause or terminates employment with good reason (“double-trigger”)

Proportion of Performance-Based (“At Risk” versus Fixed) Compensation

Our compensation program is structured such that a significant portion of each named executive officer’s compensation is variable and at risk dependent on performance, and that the proportion of at risk compensation compared to fixed compensation increases in relation to an individual officer’s increased level of responsibility for company results. The charts on the following page illustrate the amounts of compensation tied to company performance relative to other elements of direct compensation in 2010, based on target values of each element. The white area on the charts (base salary) is fixed compensation, while the remaining components of compensation are variable and at risk, dependent upon the performance of the company, its stock price and the individual performance of the officers.

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CEO* Pay Compared to Company Performance

The graph below further illustrates the link between CEO pay and company performance; below-median performance in 2008 and 2009 resulted in substantially below-median compensation for those years and above-median performance in 2010 resulted in slightly above-median compensation for that year.

* Actual compensation received for each period by Mr. Hudson (our CEO from July 2004 to August 2010, and Executive Chairman from August 2010 to the present) based on salary, the annual incentive award paid, the value of the performance shares and time-vested restricted stock that vested (stock price on vesting date times shares vested), and all other compensation, compared to median target compensation for CEOs based on the market data provided by the Committee’s consultant as described on page 17 (based on the consultant’s study data given to the Committee at the beginning of each year regarding salary, target annual incentive awards, and target value of long-term incentives).

** Relative Total Shareholder Return (“TSR”) for a three-year period ending March 31, 2008, 2009 and 2010, compared to the companies listed in the Dow Jones Utility and Multiutility Groups for those periods (the same performance period and measurement used for determining payout of the performance shares).

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Compensation Review Process

Review of Tally Sheets, Total Compensation and Internal Pay Equity

The Compensation Committee annually reviews tally sheets for each executive officer, which show each element of compensation discussed above, the total compensation paid to each executive officer for the past three years, and percentage changes year over year with respect to each element. The tally sheets also show the value of each executive officer’s total equity holdings, for both vested and unvested or restricted holdings, and the amounts that would be payable to each executive officer in the event of voluntary termination, termination for cause, termination without cause, and termination in connection with a change in control of the company. This information provides the Committee with a clear picture of (i) how its decisions with respect to one element of compensation affect the total compensation package, (ii) how current compensation relates to compensation in previous years, and (iii) the total amount executive officers would receive, including the value of equity awards, under various termination scenarios. The Committee also reviews the total value of each executive officer’s proposed salary, target bonus and grant date value of equity awards for the year compared to average total compensation of similar positions in general industry, the energy services industry and combined (weighted and scaled as discussed under “Market Assessments”). Reviewing this information allows the Committee to make an overall assessment of the reasonableness of the total compensation that the company is providing to its executive officers.

As part of this review, the Committee also considers internal pay equity, as it believes the executive compensation program should be internally consistent and equitable in order for it to achieve the objectives as outlined in the “Executive Summary” of this CD&A. The Committee considers internal pay equity both in terms of the total compensation of each executive officer as compared to the CEO, and within the senior officer group as compared to each other, considering individual responsibilities and experience levels.

Compensation Program Risk Assessment

In early 2011, the Compensation Committee reviewed the structure of the company’s compensation program in light of the key business risks as identified by the company’s enterprise-wide risk assessment conducted annually by management and reviewed with the Audit Committee and the Board. The Committee also considered the elements of the compensation program in terms of how they encourage or discourage certain risk-taking behaviors. Based on the review conducted by the Committee of the compensation program in the context of the company’s risk assessment, the Compensation Committee determined that the compensation program provides appropriate incentives and does not encourage executives to take excessive business risks because it:

•	has a mix of annual incentive goals, so that there is not undue pressure to achieve one measure of success without considering the impacts on other aspects of the business;

•	limits the amount of annual incentive awards to 150% of target, so that there is not an incentive to achieve an excessive one-time payout;

•	provides a significant portion of compensation based on company performance while still paying a certain amount of fixed compensation;

•	provides a significant percentage of the equity incentives in the form of performance shares with a three-year performance period to encourage a focus on long-term value; and

•	does not grant stock options, so that executives’ interests are better aligned with the interests of long-term shareholders.

In addition, the following guidelines and policies are key risk-mitigating features of our executive compensation program:

Stock Ownership Guidelines of five times base salary for the CEO and 3 times base salary for other executive officers, have been in place since 1996, and do not recognize stock options as shares owned. The Committee reviews share ownership on an annual basis to ensure continued compliance with these guidelines, and determined that as of December 31, 2010, all executive officers were in compliance. In the event that any executive officer is not in compliance with the guidelines, the Committee will consider paying annual incentives in the form of stock to the extent necessary to bring his or her holdings into compliance.

The Claw-Back Policy applies to all officers in the event of any financial restatement if a lower payment would have been made to the officer based upon the restated financial results, regardless of the cause of the restatement (whether or not due to fraud or the fault of the officers). The claw-back policy applies to annual incentive awards in the case of any financial restatements, and to proceeds from stock and option sales if an officer engaged in an act of embezzlement, fraud or breach of fiduciary duty that contributed to the need to restate the company’s financials. The full text of the policy is included in the company’s Corporate Governance Guidelines available on the Corporate Governance section of the Investors page of our website, www.tecoenergy.com.

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The Hedging Policy prohibits officers and directors from entering into hedging transactions with respect to our stock, such as zero-cost collars and forward sale contracts, which would allow the person to continue to own the covered securities, but without the full risks and rewards of ownership, potentially causing that person’s objectives to diverge from our other shareholders.

Market Assessments

As noted in the Executive Summary, the Compensation Committee retained a new compensation consultant, Steven Hall & Partners (SHP), in late 2010. Therefore, the discussion below refers to the market data used in 2010 and prior years, and refers to its previous consultant, Towers Watson (Towers). We expect some modifications to these processes for 2011 as a result of the change in consultants.

Our Compensation Committee reviews relevant market data provided by its consultant when making decisions regarding each executive officer’s total compensation package and for each element of compensation provided. Towers performed market assessments to provide this data to the Committee regarding compensation provided at companies in our industry and similarly-sized companies in general industry. Because market assessment data is used for different elements of our compensation program, the peer companies used for this data vary depending on the element being researched and the objective of that element of compensation, as described below.

For determining base salaries, target values of annual incentives and equity-based incentive awards, Towers compiled data from its proprietary database regarding compensation paid by approximately 100 companies in the energy services industry and 780 companies in general industry. This data represented all of the companies in its relevant databases, which allowed the Committee to make use of the most comprehensive compensation data available. Towers used regression analysis to scale the compensation amounts from its databases to reflect our revenue scope. This data was weighted 85% for energy services companies and 15% for general industry for TECO Energy officers, to reflect the mix of our utility and non-utility businesses. For the president of Tampa Electric Company, only energy services data was used for comparison. Towers also provided data showing salary range movement in the energy services industry and general industry. In evaluating compensation against the survey data (for base salary data and other survey data discussed below) the Committee considered only the aggregated survey data. Since the identities of the companies comprising the survey data were not considered by the Committee, their identity was not a material component of the Committee’s decision-making process.

Towers also provided market data regarding executive retirement and benefits programs using a group of approximately 125 general industry companies from the consultant’s database and a group of approximately 15 energy services companies from this database primarily focused on electricity generation, transmission and distribution. These companies from Towers’ database were chosen because our revenues were at approximately the 50th percentile of the revenues for this group. To further compare the prevalence of the types of executive retirement plans and benefits being offered in the electric utility industry, Towers also provided data from the proxy filings of 17 public companies in the electric utility industry with revenues in the range of one-half to 2 times our revenues or that operated in the Florida utility market and therefore were our most direct competitors for talent. The energy services companies from the consultant’s database and from the proxy filings that were used for comparing our executive retirement and benefits practices are listed under “Executive Retirement and Benefits Practices Energy Services Peer Group” on Appendix A to this proxy statement.

The payout of the “relative performance goal” described under “Annual Incentive Awards” is determined by comparing our performance (earnings per share growth and return on equity) to the approximately 50 energy services companies tracked by Regulatory Research Associates, an independent research organization that provides research and consulting services regarding public utility regulation and the electric utility industry. A listing of these companies is included under “Relative Performance Goal Peer Group” on Appendix A to this proxy statement. This organization calculates earnings per share growth for all of the companies using results excluding charges and gains (i.e., the “non-GAAP results” we refer to under “Annual Incentive Awards,” below) so that results can be compared based on normal business operations without taking into effect charges or gains which could skew comparative results. Return on equity is calculated by dividing earnings per share by average book value for the year.

The payout of the performance shares is based on our performance (total shareholder return) compared to the companies listed in the Dow Jones Electricity and Multiutility Groups (not including those classified by Dow Jones as alternative energy companies), which are identified under that heading on Appendix A to this proxy statement.

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Base Salary

Determining Base Salary Amounts: Each executive officer is assigned to a salary grade, and a salary range for each grade was determined based on market data, as described under “Market Assessments” above, for executives in similar positions. The midpoint of the range is the median of the market data, which the Committee believes is appropriate to ensure that our salaries remain competitive and reasonable. The Committee also believes that having ranges and considering other variables, such as individual circumstances, allows it to tailor salaries to reflect individual officer’s responsibilities and experience levels.

After setting the salary ranges for each grade, the Committee then adjusts the base salary for the CEO and recommends to the Board adjustments to the base salaries for the other executive officers. In assessing base salary adjustments for the executive officers, the Committee takes into account the midpoint of the officer’s assigned salary grade, the Committee’s evaluation of each executive officer’s individual performance and responsibilities, and the market data described above. The Committee evaluates individual performance and responsibilities by reviewing a written assessment provided by the executive officer and by the person to whom that executive officer reports.

In early 2010, the Committee reviewed this information and took into consideration the relevant market data, the company’s improved financial results, and the fact that it had frozen salaries in 2009 at 2008 levels. Based on these factors, the CEO’s salary and on average the other named executive officer salaries, were increased by 3%, except for Ms. Callahan for whom a larger increase was recommended in recognition of her continued growth into the position as CFO, to which she had been appointed in late 2009, and to bring her salary closer to the median of the market data for such position. Salary adjustments were also made in mid-2010 for Messrs. Hudson and Ramil in connection with their appointments as Executive Chairman and CEO, respectively. For 2010, all of the named executive officer salaries were within 15% of the 50th percentile of the relevant market data, except for Ms. Callahan’s, which was slightly below that amount. (In early 2011, the Compensation Committee increased Ms. Callahan’s base salary to $410,000, bringing her salary closer to the median of the relevant market data.)

Annual Incentive Awards

The actual annual incentive awards paid for 2010 were based on a target award percentage and the level of achievement of the performance goals established for each executive officer, as described below. TECO Energy officers’ goals were based on achievement of TECO Energy financial performance targets, while operating company presidents’ goals were based primarily on the performance of the operating company over which they have direct responsibility, with a smaller percentage tied to overall TECO Energy performance.

Target Award Percentage: At the beginning of the year, the Compensation Committee set a target award percentage for the CEO and recommended a target award percentage for each of the other officers that they would receive if the performance goals were met. To determine the total annual incentive opportunity for the officer, the target award percentage was multiplied by the officer’s base salary. Target award percentages were selected based on the market data described under “Market Assessments” above. Using this data, target awards were established to provide a fully competitive total cash opportunity at approximately the 50th percentile of that benchmark, assuming payout of the annual incentive award at the target level. In setting the target award percentage, the Compensation Committee also considered the portion of compensation “at risk” and whether this portion was reflective of the level of that officer’s accountability for contributing to bottom-line results and the degree of influence that officer has over results and our success compared to other companies in our industry. Below are the annual incentive award target award percentages and amounts for the named executive officers for 2010:

Name	2010 Annual Incentive Target Award (% of Salary)	2010 Annual Incentive Target Award Amount
Sherrill W. Hudson	75%*	$533,642	*
John B. Ramil	75%	$480,822	*
Gordon L. Gillette	65%	$302,250
Sandra W. Callahan	55%	$192,500
Charles A. Attal	50%	$157,500
Clinton E. Childress	45%	$146,250

* In 2010, due to the transition of the CEO position from Mr. Hudson to Mr. Ramil, their incentive opportunities were prorated based on the amount of time spent in each position. Their target award amounts reflect this proration. Mr. Hudson’s target award percentage was also reduced from 80% to 75%.

Establishing Company Financial Goals: Our annual incentive award plan provides that each year, profit, growth and/or operational effectiveness goals are set for the plan participants. The Board set threshold, target and maximum goals for the income goals and cash goals as shown in the table on page 19. Threshold performance represents the minimum performance that still warranted incentive recognition for that particular goal (paid at 50% of the target award level), and maximum performance represents the highest level likely to be attained (capped at 150% of the target award level). The target income and cash goals were

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based on the relevant business plan income and cash targets, and the threshold and maximum goals were set at different percentages of achievement of the business plan, depending on the level of unpredictability of results at each company. These goals are designed to recognize exceptional performance for the year at above the 100% level, while only providing a payout for performance that is better than the threshold, with respect to income and cash goals, and better than our peers, with respect to the relative goals.

Under the terms of the annual incentive award plan, if TECO Energy’s threshold income goal is not achieved, then no incentive awards are paid to any officer, including the operating company officers.

As indicated on the “2010 Annual Incentive Award Plan Goals and Results” table below, the 2010 goals were a mix of:

•

earnings from continuing operations before charges and gains (which is referred to throughout this proxy statement as our “income goal” and is calculated on the same basis as the results we refer to in communications with investors as our “non-GAAP results”);

•

cash flows used in investing activities (which is referred to throughout this CD&A as our “cash goal” and is equal to capital expenditures and disbursements for the year, less allowance for funds used during construction and proceeds from the sale of property and equipment);

•

earnings per share growth and return on equity compared to approximately 50 public companies engaged primarily in the electric utility industry (listed on Appendix A to this proxy statement). If our earnings per share growth and return on equity are below the median of the peer group, there is no payout for that element of the goal. If our performance ranks in the top quarter of those companies for both elements, the goal is paid out at 150%, and if we are above the median but below the top quarter, pay out is prorated linearly between 0% and 150%, based on where we rank on the list for each element. Earnings per share growth is given twice the weight of return on equity for purposes of calculating achievement of this goal.

2010 Annual Incentive Award Plan Goals and Results

	Relative Weightings		Performance Targets (millions)			Results
Performance Measure	TECO Energy Officer %	Tampa Electric Co. President %	Threshold (50% Payout)	Target (100% Payout)	Maximum (150% Payout)	2010 Results (millions)	Achievement Percentage
TECO Energy Income (non-GAAP results)	45%	11.25%	$212.2	$269.6	$291.7	$275.5	113%
TECO Energy Cash	15%	3.75%	($494.5)	($449.5)	($404.6)	($459.7)	98%
Tampa Electric Co. Income (non-GAAP results)	0%	45%	$207.5	$232.6	$242.1	$242.9	150%
Tampa Electric Co. Cash	0%	15%	($391.2)	($346.5)-(364.7)	($320.0)	($363.4)	100%
TECO Energy Relative Performance (EPS/ROE)	20%	5%	Payout between 0% and 150% Bottom quartile = 0% payout Top quartile performance = 150% payout.			Information not available until May
Individual (Business Plan) Goals	20%	20%	Goals described below; Level of achievement can range from 0% to 200%			Subjective determination varies per individual

Establishing Individual Business Plan Goals: To set individual business plan goals, at the beginning of the year, each executive officer worked with the person he or she reported to in order to identify individual goals that would help the company achieve its overall business plan goals. These individual goals were then reviewed by and discussed with the CEO, or the COO with respect to operating company presidents, and then presented to the Compensation Committee for review and approval.

Individual business plan goals for the respective named executive officers related to:

Mr. Hudson: long-term strategy; tone at the top for values and compliance; debt ratings; board and shareholder meetings and investor events; succession planning; and community involvement.

Mr. Ramil: operating company business plan leadership; financial strategies and financial community communications governmental affairs and regulatory matters; positioning for growth; and corporate values.

Mr. Gillette: transitioning to combined operations for the electric and gas divisions; execution of the 2010 business plan; positioning for growth, efficiency, business practices and technology improvements; utility-related initiatives; and development of long-range plans and identification of growth opportunities.

Ms. Callahan: visibility with the financial community; operating company financial performance and business plan initiatives; development of long-range plans and identification of growth opportunities; capital access and effective management of financial risk; financial systems strategy; and providing mentoring for increased financial acumen.

Mr. Attal: legal services to support business objectives; significant transactions and litigation; policies and political strategies; and development of long-range plans and identification of growth opportunities.

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Mr. Childress: the performance of the corporate services team; transitioning to combined operations for the electric and gas divisions; leadership development; and development of long-range plans and identification of growth opportunities.

Determining Level of Achievement of the 2010 Performance Goals: The results for each of the financial goals for TECO Energy and the relevant operating companies are shown on the table above. The Non-GAAP reconciliation table included in our Annual Report on Form 10-K for the year ended December 31, 2010 shows how the amounts corresponding to the income goals were calculated.

After the end of the year, the Committee calculated the amount of the annual incentive awards by multiplying levels of goal achievement by the weightings assigned to each goal, and then multiplying the total by the target award, producing the calculated award. The Committee than reviewed the calculated award in light of the participant’s total performance during the year, and considered whether the plan formula would unduly penalize or reward management. In such cases, the Committee has discretion to increase or decrease awards to better meet the plan’s intent of relating rewards to management performance; however in no event can the total payout exceed 150% of the target. The Committee did not make any adjustments to the 2010 awards calculated pursuant to the plan formula.

Achievement of the individual business plan goals were determined based on a performance evaluation of each executive officer with respect to each specific goal which (except in the case of the Executive Chairman and CEO) is first reviewed by the CEO and then presented to the Compensation Committee for its evaluation for all executive officers, including the Executive Chairman and CEO. The Committee recommends individual performance achievement for Board approval for the named executive officers after receiving recommendations from the CEO. Individual performance for the CEO is determined by the Compensation Committee after reviewing the recommendation of the Executive Chairman. Based on the performance evaluations, it was determined that each named executive officer exceeded his or her individual business plan goals for 2010.

The amounts awarded under the 2010 annual incentive program are shown under the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table on page 23.

Payouts for the relative performance goals based on our 2010 performance will not be determined until May 2011, after the necessary market data becomes available, and thus are not included in the table.

Long-Term Incentive Awards

Design: The long-term incentive component of our compensation program consists of equity-based grants, which in 2010 were in the form of 70% performance-based restricted stock and 30% time-vested restricted stock. The performance shares vest after a three-year performance period based on relative total shareholder return and the time-vested restricted stock vests in one installment after three years. This mix is meant to tie the largest percentage of the equity incentives directly to our performance relative to companies in our industry, with the value of the remaining incentives also being tied to shareholder return and continued service. The Committee determined that this design for payout best reflects the objective of granting the performance-based restricted stock by directly tying the amount received to total shareholder return relative to a group of our peers, and that the payout formula provides incentive for exceptional performance while still serving as a retention incentive.

The Committee does not grant stock options because it previously determined that restricted stock grants more closely serve the goals of tying compensation levels to company performance and promoting long-term retention of executives. Also, by granting restricted stock instead of stock options, fewer shares are used to deliver the same value to employees, which means less dilution to shareholders.

In granting equity incentive awards, the Committee is aware that each year in the late March to early May time frame, the restricted stock granted three years earlier will vest if the applicable vesting conditions are met and, thus, each year at about that time, shares may be sold by the executive officers or withheld by TECO Energy to pay the taxes due upon vesting. Accordingly, investors who see the reported sales of these shares by executive officers should not assume that such sales represent negative views of the company’s prospects by the executive officers.

Determining Target Amounts: The Compensation Committee historically has based amounts of individual awards on an annual study conducted by its consultant comparing the value of long term incentive grants to salary levels in the energy services industry and in general industry. For this purpose, proposed equity incentive grants were valued based on the closing stock price on the day prior to the date of grant using the same binomial model that is also used to determine compensation expense under FASB ASC Topic 718. The competitive market for the purposes of this data was weighted 85% for energy services and 15% for general industry sectors as described above under “Market Assessments.”

In 2010, the Committee granted equity incentive awards at the 50th percentile of this market data, in keeping with its philosophy of targeting pay at the median of the market. The target long-term equity incentive award opportunity as compared to base salary is shown on the charts on page 15; for our current and former CEO, the target long-term equity award opportunity was 1.8 and 2.5 times base salary, respectively, and on average for the other named executive officers was 1.3 times base salary.

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Other Factors / Considerations: In addition to market data, the Committee also reviewed information that showed total equity holdings for each executive officer, including vested and unvested awards and the total value of those holdings. Currently, none of our executive officers owns more than 1% of our outstanding common stock (including options granted in previous years). The Committee determined that the amount of equity incentive awards it granted in 2010 was appropriate because levels of equity ownership were still at levels at which additional equity grants would be meaningful incentives for our executives, and the amounts realizable from equity ownership were not so large as to warrant reduction or elimination of the equity incentive award levels described above.

The Committee also considered the total number of shares subject to equity incentive awards in relation to the total number of our outstanding shares. The 2010 grants (including grants to all employees who receive them) were approximately 0.3% of our outstanding shares. The Committee also reviewed information with respect to the estimated total and annual accounting expense associated with the equity incentive grants.

Using this information, the Committee made equity incentive award grants at a level that it believed would enable us to continue to attract, retain and motivate our executives, control dilution and maintain reasonable annual accounting expense.

Equity Award Grant Date and Stock Option Exercise Price: The Compensation Committee has a long-standing practice of making annual equity-incentive award grants, including, in prior years, stock options, on the date of our annual shareholders’ meeting. On selected occasions, it has granted equity incentives upon election of a new executive officer. In all cases, the grant date was the same day that the Committee approved the grant. Stock options have not been granted since 2006. When they were granted, the exercise price for all stock options was set at the fair market value on the date of grant, which at that time was determined by averaging our high and low stock price on the day preceding the date of grant.

Retirement and Other Benefits

Supplemental Executive Retirement Plan: We have a supplemental retirement plan that provides benefits at a level not available under the tax-qualified plan and is meant as an additional aid in attracting and retaining officers in key positions. Our Executive Chairman does not participate in the supplemental retirement plan. The Committee reviews the terms and benefits of this plan from time to time, and the consultant provides the Committee with market data showing the prevalence of similar plans at the relevant peer group as discussed under “Market Assessments,” above, and the benefits provided by those plans.

Change-in-Control Agreements: We have change-in-control agreements with each of our executive officers. These agreements are all “double-trigger” arrangements, meaning that payments are only made if there is a change-in-control of the company or one is being contemplated and the officer’s employment is terminated without cause or the officer terminates employment for good reason. The agreements for our named executive officers are discussed in greater detail under “Post-Termination Benefits.” The Committee’s consultant reviews the level of benefits in these agreements and provides an assessment of their reasonableness given practices in the market. We believe that providing these agreements helps increase our ability to attract, retain and motivate highly qualified management personnel and encourage their continued dedication without distraction from concerns over job security relating to a change in control of the company.

Executive Chairman Employment Agreement: As part of the transitioning of the CEO position to Mr. Ramil and the naming of our former CEO to the position of Executive Chairman, the Board determined that it was appropriate to enter into an employment agreement with Mr. Hudson. The agreement provides for Mr. Hudson to serve as Executive Chairman through December 31, 2012, for an annual salary of $430,000 for 2010 (prorated from August through December 2010, for a total salary of approximately $176,700 for such period), $325,000 for 2011, and $270,000 for 2012. The agreement provides for a target incentive opportunity of 75% of his then annual salary under the annual incentive award plan, and also provides that he will receive equity incentive grants under the equity incentive plan at the same time and under the same terms and conditions as the company’s other officers, except that the target amount of such grants will be based on 150% of his then annual base salary. The severance provisions of the employment agreement are discussed under “Post-Termination Benefits” below.

Minimal “Other Compensation”: In 2010, other compensation reported in the Summary Compensation Table on page 23 for each named executive officer was less than 2% of total compensation for the year. These amounts were for the following:

•	company matches to our defined contribution (401k) plan, a benefit that is available to all of our employees that contribute to the savings plan;

•	an annual premium of $312 for a $100,000 supplemental life insurance policy for each of our officers and key employees;

•

for Mr. Hudson, a housing and travel allowance of $5,000 per month until August 2010, when he transitioned from CEO to Executive Chairman. The Board provided this benefit when Mr. Hudson was hired as CEO in 2004 in recognition that as a long-time resident of Miami, he would retain his residence there while serving as our CEO.

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Tax Considerations

Under Section 162(m) of the Internal Revenue Code, we will not receive a federal income tax deduction for compensation to any named executive officer that exceeds $1 million, unless the compensation is “performance-based” as defined in the Code. Compensation attributable to performance-based restricted stock and stock options is not subject to the Section 162(m) limit because it is performance-based under Section 162(m). The Committee tries to maintain the deductibility of compensation to the greatest extent possible; however, its main objective in making compensation decisions is to provide compensation that best meets the goals of the compensation program. Therefore, while the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the objectives of the compensation program, and compensation may be awarded that is not fully deductible if necessary to meet the objectives of the program as described above.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion & Analysis with management and, based on this review and discussion, has recommended to the Board that it be included in this proxy statement.

By the Compensation Committee,

Paul L. Whiting (Chairman)

James L. Ferman, Jr.

Loretta A. Penn

William D. Rockford

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The following tables give information regarding the compensation provided to our Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers who were employed by us as of December 31, 2010. In addition, information is provided for our Executive Chairman who served as CEO from 2004 to August 2010.

As noted in the description of “Long-Term Incentive Awards” above, 70% of the value of stock awards are provided in the form of performance shares, which are shares of restricted stock that vest or are forfeited depending on the satisfaction of performance conditions based on the total return on our common stock over a three-year period. Therefore, depending on the company’s stock performance, up to 70% of the shares, the value of which are reported under “Stock Awards” below, may ultimately be forfeited, or an additional 50% of those shares may be earned.

2010 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards[1] ($)	Non-Equity Incentive Plan Compensa tion [2] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings [3] ($)	All Other Compensa tion [4]($)		Total ($)
Sherrill W. Hudson	2010	684,333	1,685,006	548,467	23,945	52,488	[6]	2,994,239
Executive Chairman of the Board [5]	2009	826,189	1,420,772	737,199	23,467	120,713		3,128,340
	2008	826,189	1,830,981	574,928	24,195	122,869		3,379,162
John B. Ramil [7]	2010	639,615	1,123,330	494,179	520,206	8,736		2,786,066
President and Chief Executive Officer	2009	534,000	667,014	417,856	624,313	7,662		2,250,845
	2008	534,000	1,007,084	325,150	330,199	7,212		2,203,645
Gordon L. Gillette	2010	465,000	593,199	389,735	335,925	8,736		1,792,595
President, Tampa Electric Company	2009	455,500	454,321	319,324	375,012	7,662		1,611,819
	2008	455,500	597,666	237,730	256,087	7,212		1,554,195
Sandra W. Callahan	2010	350,000	505,409	186,298	606,161	8,736		1,656,604
Senior Vice President – Finance and Accounting and Chief Financial Officer	2009	262,633	103,774	159,706	271,143	7,662		804,918

Charles A. Attal	2010	315,000	412,512	147,700	218,608	8,736		1,102,556
Senior Vice President, General Counsel and Chief Legal Officer

Clinton E. Childress	2010	325,000	412,512	140,075	213,000	8,736		1,099,323
Senior Vice President, Corporate Services and Chief Human Resources Officer	2009	313,000	305,113	152,873	361,594	7,662		1,140,242

(1)	The amounts reported for stock awards reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 (formerly referred to as FAS 123R). See Note 9, Common Stock, to the TECO Energy Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010 for a discussion of the assumptions made in valuations of stock awards.
(2)	The amount shown in this column reflects the annual incentive award earned for the applicable year, but for 2010 does not include the portion (20% for TECO Energy officers and 5% for operating company officers) of each executive officer’s annual incentive award which is based on the relative performance goal. As discussed in the CD&A, the relative performance goal is based on our annual earnings per share growth and return on equity relative to that of other companies in the industry and is determined using comparative data that does not become available until after the time of printing of the proxy statement. This portion of the annual incentive award for 2010, if any, is expected to be determined on approximately May 4, 2011 and will be reported on a Form 8-K and in next year’s proxy statement. The amount the named executive officers received for achievement of the relative performance goal for 2009 is included in the amounts reported in the non-equity incentive plan column for that year. There was no payout with respect to the relative performance goal for 2008. The 2008 annual incentive awards were paid in the form of 50% cash and 50% restricted stock (based on the stock closing price on February 3, 2009 of $12.15).
(3)

This column shows the change in the actuarial present value of the benefits that would be provided under our tax-qualified defined benefit plan and our supplemental retirement plan. This value is calculated based on variables such as average earnings

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and years of service, and therefore a larger increase in value may be attributable, for example, to an increase in pay, year over year. Other factors affecting the present value include interest rates and the age of the officer. See pages 27-28 for a description of our retirement plans. The change in value attributable to the tax-qualified plan in 2010, 2009, and 2008, respectively, was: $23,945, $23,467 and $24,195 for Mr. Hudson; $99,499, $89,310 and $43,280 for Mr. Ramil; $69,470, $59,025 and $29,201 for Mr. Gillette. The change in value attributable to the tax-qualified plan in 2010 and 2009, respectively, was: $112,541 and $111,555 for Ms. Callahan; $130,336 and $138,935 for Mr. Childress. The change in value attributable to the tax-qualified plan in 2010 for Mr. Attal was $18,760. The balance in each case represents the change in value of the supplemental plan. The company does not maintain a deferred compensation plan for employees.

(4)	The amounts reported in this column for 2010 include, for each named executive officer, $312 in premiums paid by us for supplemental life insurance and $8,424 of employer contributions under the TECO Energy Group Retirement Savings Plan.
(5)	Mr. Hudson was appointed Executive Chairman of the Board on August 4, 2010. Prior to that he served as Chairman of the Board and Chief Executive Officer.
(6)	Includes $35,000 for a housing and travel allowance of $5,000 per month from January to August, in recognition of Mr. Hudson’s retaining his residence in Miami; club membership dues; incremental cost to the company of providing on-site parking; and the items identified in footnote 4, above.
(7)	Mr. Ramil was appointed President and Chief Executive Officer on August 4, 2010. Prior to that he served as President and Chief Operating Officer.

Grants of Plan-Based Awards for the 2010 Fiscal Year

Name/Award	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards [1,3]			Estimated Future Payouts Under Equity Incentive Plan Awards [2,3]			All Other Stock Awards: Number of Shares of Stock or Units [4] (#)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Sherrill W. Hudson
annual incentive program	2/03/10	266,821	533,642	800,463
performance shares	5/05/10				17,725	70,900	106,350		1,217,403
time-vested restricted stock	5/05/10							27,950	467,604
John B. Ramil
annual incentive program	2/03/10	240,411	480,822	721,233
performance shares	5/05/10				11,813	47,250	70,875		811,316
time-vested restricted stock	5/05/10							18,650	312,015
Gordon L. Gillette
annual incentive program	2/03/10	151,125	302,250	453,375
performance shares	5/05/10				6,238	24,950	37,425		428,409
time-vested restricted stock	5/05/10							9,850	164,791
Sandra W. Callahan
annual incentive program	2/03/10	96,250	192,500	288,750
performance shares	5/05/10				5,313	21,250	31,875		364,877
time-vested restricted stock	5/05/10							8,400	140,532
Charles A. Attal III
annual incentive program	2/03/10	78,750	157,500	236,250
performance shares	5/05/10				4,338	17,350	26,025		297,912
time-vested restricted stock	5/05/10							6,850	114,601
Clinton E. Childress
annual incentive program	2/03/10	73,125	146,250	219,375
performance shares	5/05/10				4,338	17,350	26,025		297,912
time-vested restricted stock	5/05/10							6,850	114,601
(1)	A portion of the awards in these columns (80% for TECO Energy officers or 95% for operating company officers) was determined in February 2011, and the amount that was received is reported for each officer in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. The remaining portion (20% or 5%) of each award is based on the relative performance goal that is not able to be determined until after the printing of this proxy statement. See footnote 2 to the Summary Compensation Table.
(2)	Amounts in these columns represent performance share grants made under our 2010 Equity Incentive Plan.
(3)	See the descriptions below and in the CD&A regarding how the threshold, target and maximum awards are determined.
(4)	Amounts in this column represent time-vested restricted stock grants made under our 2010 Equity Incentive Plan.

TECO Energy Proxy Statement | 24

Annual Incentive Award Plan Formula (reported in the tables as a “Non-Equity Incentive Plan”):

The amounts payable under the annual incentive plan are determined based on the achievement of certain corporate financial and individual qualitative goals described in the Compensation Discussion and Analysis (CD&A) section above. The threshold, target and maximum amounts that could have been paid under the 2010 annual incentive plan are shown in the table above in the “Estimated Possible Payout Under Non-Equity Incentive Awards”.

The actual amounts paid under the plan for 2010 have already been determined as discussed in the CD&A and shown in the Summary Compensation Table, except for the 20% or 5% portion that is attributable to the relative performance goal, which will be determined in May 2011.

Performance Share Formula

As described above in the CD&A, equity incentive awards were granted to the named executive officers in 2010 in the form of performance-based restricted stock and time-vested restricted stock. The payout or forfeiture of performance-based restricted stock is dependent upon the total return of our common stock over a three-year period relative to that of the median company (in terms of total return) of the companies listed in the Dow Jones Electricity Group and Multiutility Group.

Total return is calculated by dividing (1) the sum of (a) the amount of dividends with respect to the three-year performance period, assuming dividend reinvestment, and (b) the difference between the share price at the end and beginning of the three-year performance period, by (2) the closing share price at the beginning of the three-year performance period, with the share price in each case being determined by using the average closing price during the 20 trading days preceding (and inclusive of) the date of determination. Share price is equitably adjusted for stock splits and other similar corporate actions affecting stock.

If our common stock’s total return is equal to that of the median company of those groups during the three-year period, the payout will be equal to 100% of the target amount. If the total return is in the top 10% of the companies, the payout will be at 150% of the target amount. If the total return is in the bottom quarter of these companies, there will be no payout. A minimum payout of 25% of the target amount will be made if we are at the 25th percentile. Payout is prorated for performance between the bottom quarter and top 10%.

The threshold, target and maximum number of shares that may be paid under these awards granted in 2010 is shown in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column above.

Equity Vesting Schedules

The performance shares vest at the end of the three year performance period, depending on the formula as described above. At the end of the three year period either (i) the performance shares are forfeited, or (ii) restrictions on the shares terminate and, potentially, additional shares are granted. Because restrictions terminate at that time, the holder becomes the holder of shares of non-restricted common stock with the same terms as our common stock.

The time-vested restricted stock vests in a single installment three years from the date of grant.

Payment of Dividends

Beginning with awards made in 2010, dividends are not paid on unvested performance-based awards (but are accumulated and paid on the amount of the award that vests). Holders of time-vested restricted stock and performance shares granted before 2010 receive the same dividends as holders of other shares of our common stock. For the performance-based restricted stock granted in 2009 and prior, this means that during the three year performance period, dividends are paid on the target number of shares and are retained by the executives even if the underlying shares are forfeited at the end of the performance period.

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Outstanding Equity Awards at 2010 Fiscal Year-End

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)[1]		Market Value of Shares or Units of Stock That Have Not Vested ($)[1]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)[2]		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[2]
Sherrill W. Hudson	10,000	$13.6350	01/28/2013	30,650	[3]	545,570	77,800	[4]	1,384,840
	2,500	11.0850	04/20/2013	38,900	[5]	692,420	98,700	[6]	1,756,860
	2,500	13.5550	04/26/2014	27,950	[7]	497,510	70,900	[8]	1,262,020
	50,000	12.0050	07/06/2014
	50,000	12.6053	07/06/2014
	50,000	13.2055	07/06/2014
	110,050	16.2050	04/26/2015
	138,200	16.2950	04/25/2016
John B. Ramil	43,482	31.5750	04/17/2011	3,900	[9]	69,420	42,800	[4]	761,840
	51,622	27.9650	04/16/2012	16,850	[3]	299,930	46,350	[6]	825,030
	101,786	13.5000	04/27/2014	18,250	[5]	324,850	47,250	[8]	841,050
	55,500	16.2050	04/26/2015	18,650	[7]	331,970
	72,450	16.2950	04/25/2016
Gordon L. Gillette	25,200	31.5750	04/17/2011	10,000	[3]	178,000	25,400	[4]	452,120
	28,188	27.9650	04/16/2012	12,450	[5]	221,610	31,550	[6]	561,590
	39,300	16.2050	04/26/2015	9,850	[7]	175,330	24,950	[8]	441,110
	40,000	16.2950	04/25/2016
Sandra W. Callahan	7,412	31.5750	04/17/2011	2,200	[3]	39,160	5,600	[4]	99,680
	8,151	27.9650	04/16/2012	2,850	[5]	50,730	7,200	[6]	128,160
	3,169	11.0850	04/20/2013	8,400	[7]	149,250	21,250	[8]	378,250
	8,656	13.5000	04/27/2014
	1,950	16.2050	04/26/2015
	4,433	16.2950	04/25/2016
Charles A. Attal	10,528	27.9650	04/16/2012	4,400	[3]	78,320	11,250	[4]	200,250
	8,100	16.2050	04/26/2015	6,950	[5]	123,710	17,600	[6]	313,280
	8,900	16.2950	04/25/2016	6,850	[7]	121,930	17,350	[8]	308,830
Clinton E. Childress	13,400	31.5750	04/17/2011	6,550	[3]	116,590	16,600	[4]	295,480
	10,528	27.9650	04/16/2012	8,350	[5]	148,630	21,200	[6]	377,360
	2,078	11.0850	04/20/2013	6,850	[7]	121,930	17,350	[8]	308,830
	15,694	13.5000	04/27/2014
	14,950	16.2050	04/26/2015
	22,650	16.2950	04/25/2016
(1)	Shares shown under these columns are time-vested restricted shares that vest three years following the date of grant on the dates shown in footnotes 3, 5 and 7, below, or vest at normal retirement age, as shown in footnote 9, below.
(2)	Shares shown under these columns are the target amount of performance shares that vest only if certain performance criteria are met at the end of a three year performance period; the performance periods for such shares end on the dates shown in footnotes 4, 6 and 8, below.
(3)	Vest in one installment on April 30, 2011, three years from the date of grant.
(4)	Vest upon the satisfaction of performance criteria following the end of the performance period for such shares, March 31, 2011.
(5)	Vest in one installment on April 29, 2012, three years from the date of grant.
(6)	Vest upon the satisfaction of performance criteria following the end of the performance period for such shares, March 31, 2012.
(7)	Vest in one installment on May 5, 2013, three years from the date of grant.
(8)	Vest upon the satisfaction of performance criteria following the end of the performance period for such shares, March 31, 2013.
(9)	Vest at normal retirement age, as defined in the TECO Energy Group Retirement Plan.

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Option Exercises and Stock Vested in the 2010 Fiscal Year

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting [1] (#)	Value Realized on Vesting [1] ($)
Sherrill W. Hudson	0	0	127,545	2,056,590
John B. Ramil	0	0	61,820	996,828
Gordon L. Gillette	36,705	136,187	39,723	640,506
Sandra W. Callahan	0	0	7,397	119,254
Charles A. Attal	8,156	28,686	7,397	119,254
Clinton E. Childress	0	0	23,829	384,207
(1)	The shares acquired on vesting were time-vested restricted stock and 145.5% of the performance shares granted in May 2007.

Pension Benefits

The following table shows the present values of accumulated benefits payable under our pension plan arrangements for the named executive officers as of December 31, 2010, the most recent pension plan measurement date for financial reporting purposes. The “qualified plan” refers to the TECO Energy Group Retirement Plan, our tax-qualified defined benefit plan that is available to our U.S. employees. The “supplemental plan” refers to the TECO Energy Group Supplemental Executive Retirement Plan, a supplemental executive retirement plan described in the CD&A under the section entitled “Other Elements”. Mr. Hudson does not participate in our supplemental executive retirement plan.

Name	Plan Name	Number of Years Credited Service [1] (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Sherrill W. Hudson	qualified plan supplemental plan	7	119,995 0	—
John B. Ramil	qualified plan supplemental plan	35	577,061 4,064,763	—
Gordon L. Gillette	qualified plan supplemental plan	30	360,063 2,292,390	—
Sandra W. Callahan	qualified plan supplemental plan	23	650,579 1,403,859	—
Charles A. Attal	qualified plan supplemental plan	9	97,860 530,126	—
Clinton E. Childress	qualified plan supplemental plan	40	986,786 1,935,909	—
(1)	The number of years of credited service is the same for both plans, and is rounded to the nearest whole year.

Qualified Plan

Our U.S. employees, including executive officers, are eligible to participate in our tax-qualified defined benefit plan, and become 100% vested in the benefit they have accrued upon completion of three years of service or reaching the age of 65. All of our named executive officers are vested in this plan. Normal retirement age for the qualified plan is the same as the eligibility age for unreduced Social Security benefits.

The qualified plan’s normal retirement payment and benefit formula is based on the employee’s age, years of service and final average earnings. Benefits can be paid as an annuity or in a lump sum, at the election of the participant.

The present value of the accumulated benefit under the qualified plan in the table above was calculated assuming that participants retire at the earliest age at which retirement benefits are available without reduction for age, using a present value discount rate of 5.3%, which is the same discount rate used for pension plan measurement for financial statement reporting purposes, and a lump sum conversion rate based on segment rates as defined under section 417(e)(3) of the Internal Revenue Code for 2010.

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Supplemental Plan

The normal retirement payment and benefit formula for the named executive officers who are participants in the supplemental plan is: 3% times final average earnings times years of credited service, up to a maximum of 20 years (therefore the maximum amount payable is 60% of final average earnings). Final average earnings are based on the greater of (a) the officer’s final 36 months of earnings or (b) the officer’s highest three consecutive calendar years of earnings out of the five calendar years preceding retirement.

The supplemental plan was amended in 2007 to provide that the benefit formula for participants who enter after that date will be 2% times final average earnings times years of credited service, up to a maximum of 30 years.

The earnings covered by the qualified plan and supplemental plan are the same as those reported as salary and non-equity incentive plan awards in the summary compensation table above. The pension benefits are computed as a straight-life annuity commencing at the officer’s normal retirement age and are reduced by the officer’s Social Security benefits. Benefits payable under the supplemental plan are also reduced by benefits payable under the qualified pension plan. Normal retirement age is 63 and two months for Mr. Ramil, 64 for Mr. Gillette, 63 and 10 months for Mr. Attal, and 63 for Ms. Callahan and Mr. Childress. A reduced amount of benefits may be received upon retirement any time after age 55, as long as the officer has five years of service. If early retirement is elected, payment is based on actual years of service at early retirement using the formula described above, however, benefits are reduced by 5% for each year that payment begins before the normal retirement date.

Pursuant to the terms of the supplemental plan, if a change in control of the company occurs before the officer retires but after reaching early retirement age, the officer would be eligible to receive the same benefit that would normally be payable for early retirement, except the minimum five years of service requirement would not apply. Before early retirement age, a benefit would also be payable based on length of service and final average earnings on the date of the change of control, reduced by between 41% and 90% depending on the number of years the change of control occurred before the participant’s normal retirement age. Pursuant to the terms of the named executive officers’ change-in-control severance agreements, if those agreements are triggered as described below, the officers would receive a cash payment equal to the additional retirement benefit that would have been earned under our retirement plans if employment had continued for three years following the date of termination.

The benefit payable under the supplemental plan is paid in the form of a lump sum only (not an annuity). The present value of the accumulated benefit for the supplemental plan shown in the table above was calculated by discounting the lump sum that would be payable at the officer’s normal retirement age using the discount rate of 5.3% described above.

The qualified plan and supplemental plan also provide death benefits to the surviving spouse of an officer equal to 50% of the benefit payable to the officer. If the officer dies during employment before reaching normal retirement age, the benefit is based on the officer’s service as if employment had continued until such age. The supplemental plan death benefit is payable in the form of a lump sum to the spouse minus benefits payable to the spouse under the qualified plan.

Post-Termination Benefits

Change-in-Control Agreements

We have change-in-control severance agreements with the named executive officers under which payments will be made under certain circumstances in connection with a change in control of TECO Energy. A change in control means in general an acquisition by any person of 30% or more of our common stock, a change in a majority of our directors, a merger or consolidation in which our shareholders have less than 50% of the voting power in the surviving entity, or a liquidation or sale of substantially all of our assets.

The change-in-control agreements are “double-trigger” arrangements that only provide for payment of the benefits described below if:

•	there is a change in control or one is contemplated, and

–	employment is terminated by us without cause (as defined below), or

–	employment is terminated by the officer for good reason (as defined below).

If employment is terminated under those circumstances, after expiration of a six-month deferral period as may be required under Section 409A of the Internal Revenue Code, we will make:

•	a lump sum severance payment to the officer of three times his or her annual salary and target annual incentive award,

•	a cash payment equal to the additional retirement benefit that would have been earned under our retirement plans if employment had continued for three years following the date of termination,

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•	participation available in our life, disability, accident and health insurance plans for a three-year period, except to the extent these benefits are provided by a subsequent employer, and

•

for executive officer change-in-control agreements put in place before 2010, a payment to compensate for any additional taxes that may be payable as a result of the application of the excise tax associated with Section 280G of the Internal Revenue Code on the benefits received under the change-in-control agreements and any other benefits contingent on a change in control. However, such payment will only be made if the total payment due in connection with a change-in-control exceeds the amount at which an excise tax is first imposed by at least 10%.

It is the Compensation Committee’s intention to not provide excise tax gross-ups (described in the last bullet point above) in change-in-control agreements going forward. Consistent with this intention, Ms. Callahan’s change-in-control agreement, which was amended in 2010 following her promotion to Chief Financial Officer to make it consistent with the other executive officers’ agreements, does not provide for an excise tax-gross up, but rather provides that benefits will be capped in those instances in which applying such cap would provide greater after-tax benefits.

Other benefits may also be paid in connection with a change in control under the supplemental executive retirement plan (as described above under “Pension Benefits”) and under the terms of stock options and restricted stock agreements (as described below under “Accelerated Vesting of Equity Upon a Change in Control”).

For the purposes of these agreements, termination with “cause” is defined as termination resulting from the willful and continued failure to substantially perform job duties or willful engagement in conduct which is demonstrably and materially injurious to the company, monetarily or otherwise. Termination of employment for “good reason” is defined as termination by the officer following the assignment to the officer of any duties inconsistent (except in the nature of a promotion) with the position held immediately prior to the change in control or a substantial adverse alteration in the nature or status, responsibilities or the conditions of employment, a reduction in annual base salary, the company’s requiring the officer to be based more than 50 miles from current job location, the failure by the company to pay compensation within seven days of the due date, the discontinuation without substitution of any material compensation or benefit plan or other benefits the officer participated in immediately prior to the change in control or reduction of those benefits, or the company’s attempt to terminate the officer’s employment in a manner not consistent with the terms of the agreement.

Under the terms of the change-in-control agreements, in the event employment is terminated in contemplation of or following a change in control, the officer would be entitled to receive his or her base salary through the termination date, and under the terms of our annual incentive plan, an incentive award equal to the target incentive amount for the year or the target incentive amount for the prior year (if greater), prorated for the number of days served in the year the termination occurred.

The agreements require that the officer, subject to the terms of the agreement, remain our employee for one year following a potential change in control (unless an actual change in control occurs, as defined above). The agreement defines potential change in control more broadly than an actual change in control to ensure that the company receives the benefit of the continued employment of the officer after such an event occurs. A “potential change in control” would occur if we entered into an agreement that would result in the occurrence of a change in control, if any person publicly announced an intention to take or consider taking actions which would constitute a change in control, the acquisition or disclosure of a plan to acquire 9.9% or more of our outstanding common stock, or if the Board adopted a resolution to the effect that a potential change in control of the company has occurred.

Accelerated Vesting of Equity Upon a Change-in-Control

Beginning with the 2009 equity awards, the agreements governing time-vested restricted stock and performance share awards are “double-trigger” arrangements, such that vesting of the shares is only accelerated following a change in control, as defined above, if the grantee is also terminated without cause or terminates employment with good reason, also as defined above. (The payout of the performance shares under those circumstances would still be based on the applicable performance calculation.) The agreements that govern previously awarded employee stock options and time-vested restricted stock awards granted prior to 2009 provide that all outstanding stock options and time-vested restricted stock vest upon a change in control, as defined above (except that a qualifying merger or consolidation is one in which our shareholders have less than 65% of the voting power in the surviving entity). The agreements that govern the performance share awards granted prior to 2009 provide that upon a change in control (using the same definition as contained in the stock option and time-vested restricted stock agreements), the performance period ends and the normal formula used for determining the number of shares to be received or forfeited, as applicable, is applied to the shortened performance period.

Post-Termination Benefits Table

The table below shows the amounts that would be payable to each of the named executive officers in connection with a termination without cause or for good reason in contemplation of or following a change of control. There are no agreements or

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arrangements with these officers for any termination scenarios not involving a change in control, except pursuant to Mr. Hudson’s employment agreement as Executive Chairman, described following the table.

The amounts below are calculated as if such event had occurred on December 31, 2010, based on our closing stock price on that day of $17.80. Other assumptions that were made in order to calculate these amounts are that no accrued base salary or prorated incentive payment was owed on that date and all accelerated options were exercised on the termination date.

The change-in-control agreements provide enhancements to the benefit formula of the retirement plans, as described above, and the retirement-related benefits shown below are the incremental amounts that represent the enhanced benefit only. The tax-qualified defined benefit plan and supplemental executive retirement plan are described in more detail under “Pension Benefits” above, and the present value of accumulated benefits under our pension arrangements are shown in that section. Any value of such arrangements that is not directly attributable to the change in control is not included in this section.

Health care benefits are based on the continuation of benefits for three years at the officer’s current level of coverage.

Under the terms of our change-in-control agreements, the named executive officers other than Ms. Callahan would be eligible to receive an excise tax gross-up payment if additional taxes are due by that officer as a result of the application of the excise tax associated with Section 280G of the Internal Revenue Code, as described in more detail above. The amounts shown below are pre-tax, that is, the officer would be responsible for paying income, excise, and any other applicable taxes on the amounts received.

Name	S. W. Hudson	J.B. Ramil	G. L. Gillette	S. W. Callahan	C.A. Attal III	C. E. Childress
Cash Severance	$3,332,853	$3,675,000	$2,301,750	$1,627,500	$1,417,500	$1,413,750
Accelerated Equity Vesting	6,000,457	3,176,333	1,673,454	503,249	837,517	1,172,961
Health Care Benefits	33,217	51,546	47,871	16,660	47,871	33,217
Retirement-Related Benefits	331,036	1,828,485	2,600,633	923,430	972,464	0
Excise Tax Gross-Up	2,447,656	2,798,269	1,994,342	0	1,186,713	788,254
Total	$12,145,219	$11,529,633	$8,618,050	$3,070,839	$4,462,065	$3,408,182

Executive Chairman Employment Agreement

In connection with Mr. Hudson’s appointment as Executive Chairman of the Board, the company entered into an Employment Agreement with Mr. Hudson dated August 4, 2010. The employment agreement provides that Mr. Hudson will be entitled to a severance payment if his employment is terminated without cause, as defined under “Change-in-Control Agreements” above, and if he signs a release with respect to potential claims relating to his employment or termination. The severance payment in such event would be equal to 100% of his base salary plus target bonus for the remainder of the term of the agreement. In the event of a termination in connection with a change in control, severance would be calculated pursuant to his change-in-control agreement, and no severance would be due under the employment agreement. If a qualifying termination had occurred on December 31, 2010, Mr. Hudson would have received cash severance of $1,041,250 pursuant to the employment agreement.

Item 2 – Ratification of Appointment of Independent Auditor

The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, as our independent auditor for 2011 (referred to throughout this proxy statement as the “independent auditor”). Although ratification by the shareholders is not required by our bylaws or otherwise, the Audit Committee believes that it is appropriate to seek shareholder ratification of this appointment in light of the critical role played by the independent auditor. In the event this ratification is not received, the Audit Committee will reconsider the selection of PricewaterhouseCoopers LLP. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent auditor at any time during the year if it determines that such a change would be in the best interests of the company and our shareholders.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the 2011 Annual Meeting of Shareholders and to be available to respond to appropriate questions. They will also have the opportunity to make a statement if they desire.

The Board of Directors recommends a vote FOR the ratification of the action taken by the Audit Committee appointing PricewaterhouseCoopers LLP as our independent auditor to conduct the annual audit of the financial statements for the fiscal year ending December 31, 2011.

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Fees Paid to the Independent Auditor

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of our annual financial statements for the years ended December 31, 2009 and December 31, 2010, and fees billed for other services rendered by PricewaterhouseCoopers LLP during these periods.

	2010	2009
Audit fees	$1,267,000	$1,200,000
Audit-related fees	197,564	115,009
Tax fees
Tax compliance fees	43,007	47,341
Tax planning fees	-	-
All other fees	56,560	1,500
Total	$1,564,131	$1,363,850

Audit fees consist of fees for professional services performed for the audit of our annual financial statements, including management’s assessment of our internal control over financial reporting, and review of financial statements included in our 10-Q and 10-K filings, services that are normally provided in connection with statutory and regulatory filings or engagements and reviews related to financings and SEC filings.

Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, principally for the audit of benefit plans and consultations with our management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB or other regulatory or standard-setting bodies.

Tax fees consist of tax compliance fees for tax return review and income tax provision review, and tax planning fees, including tax audit advice.

All other fees consist of fees for other permissible work performed by PricewaterhouseCoopers LLP, including fees for accounting advice related to specific transactions, regulatory accounting advice and other miscellaneous services.

All services rendered by PricewaterhouseCoopers LLP were permissible under applicable laws and regulations, and were pre-approved by the Audit Committee in order to assure that the provision of such services did not impair the auditor’s independence.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy for pre-approval of services to be provided by our independent auditor. Under the policy, the Audit Committee pre-approves the annual audit engagement terms and fees and the specific types of services to be performed by the independent auditor throughout the year, based on the Audit Committee’s determination that the provision of the services would not be likely to impair the auditor’s independence. The pre-approval is effective for the current fiscal year and until the Audit Committee meets to re-approve services for the following year, or such other period as the Committee may designate. The policy permits the Audit Committee to delegate pre-approval authority to one or more of its members to ensure prompt handling of unexpected matters, with such delegated pre-approvals to be reported to the Audit Committee at its next meeting. The policy also contains a list of prohibited non-audit services and requires that the independent auditor ensure that all audit and non-audit services provided to us have been pre-approved by the Audit Committee.

Audit Committee Report

The Audit Committee is comprised of three directors, each of whom is independent as defined by applicable New York Stock Exchange listing standards. The Committee assists the Board of Directors in overseeing (a) the integrity of our financial statements, (b) the annual independent audit process, (c) our systems of internal control over financial reporting and disclosure controls and procedures, (d) the qualifications, independence and performance of our independent auditor, (e) the performance of the internal audit department, (f) our compliance with legal and regulatory requirements, (g) our policies and procedures for risk assessment and risk management, and (h) our ethics policy. The Committee operates under a written charter adopted by the Board, a copy of which can be found on the Corporate Governance section of the Investors page of our website, www.tecoenergy.com.

TECO Energy Proxy Statement | 31

In the course of its oversight of our financial reporting process, the Committee has:

1.	Reviewed and discussed with management our audited financial statements, including Management’s Discussion and Analysis, for the fiscal year ended December 31, 2010;

2.	Discussed with PricewaterhouseCoopers LLP, our independent auditor, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

3.	Received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding its communications with the Audit Committee concerning independence, discussed with PricewaterhouseCoopers LLP its independence, and considered whether the provision of non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining its independence.

Based on the foregoing review and discussions, the Committee has recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission.

By the Audit Committee,

Joseph P. Lacher (Chairman)

Tom L. Rankin

Paul L. Whiting

Item 3 – Advisory Vote on Executive Compensation

As discussed in greater detail in the Compensation Discussion & Analysis section of this proxy statement beginning on page 11, our executive compensation program is designed to enhance shareholder value by (a) providing incentives to management to create value consistent with the company’s business strategy and (b) linking the interests of our executives to the long-term interests of our shareholders. We align pay with performance through a variety of mechanisms, including annual incentives based on corporate financial goals, and performance shares, which are earned based on total shareholder return relative to peer companies. We have instituted strong corporate governance provisions as part of our executive compensation program, such as a claw-back policy designed to recoup incentive payments to any officer that was based on financial statements that are restated for any reason, a double-trigger requirement for acceleration of equity award vesting (meaning that equity awards do not vest upon a change-in-control unless the officer is also terminated without cause or terminates employment with good reason), stock ownership guidelines, and a prohibition on hedging company stock.

Please review the Compensation Discussion and Analysis beginning on page 11 and the accompanying tabular and other disclosures on executive compensation beginning on page 23, and cast a vote either to endorse or not endorse our executive compensation program. A vote “For” this proposal is an advisory vote approving the compensation of TECO Energy, Inc.’s named executive officers, including its compensation practices and principles and their implementation, as discussed and disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules in the Compensation Discussion and Analysis, the compensation tables, and any narrative executive compensation disclosure contained in this Proxy Statement.

This proposal provides shareholders with the opportunity to cast an advisory vote on our executive compensation program. While this vote is not binding on the company, the Board and the Compensation Committee will take into consideration the outcome of this vote in determining future compensation arrangements.

The Board of Directors recommends a vote FOR this proposal.

Item 4 – Advisory Vote on Frequency of Advisory Votes on Executive Compensation

In addition to the advisory vote provided under Proposal 3 regarding the company’s executive compensation program, the company is also asking shareholders to express their views on how frequently advisory votes on executive compensation, such as provided in Proposal 3, will occur. You may advise the Board on whether such votes should occur every year, every two years or every three years, or you may abstain from voting.

The Board of Directors recommends that the advisory vote on executive compensation be held every year. At this time, we believe that holding an annual advisory vote on executive compensation will provide the company with the best source of feedback on our executive compensation program and disclosures. While our executive compensation program is designed with a long-term focus, including substantial linkage to long-term stock performance, and we seek to provide consistency within our executive compensation program, the Compensation Committee continually evaluates it to ensure that it is operating to meet the desired objectives, remains reasonable, and takes into consideration the views of our shareholders. We believe the program can maintain its focus on long-term performance and consistency, while still considering the views of shareholders on an annual basis.

TECO Energy Proxy Statement | 32

The alternative receiving the greatest number of votes cast will be deemed to be the advisory vote of the shareholders on Proposal 4. While the vote is not binding on the company, the Board will take the results into consideration when deciding when to provide for the next advisory vote on executive compensation. At least once every six years, shareholders will be asked to vote on this question of how frequently the executive compensation advisory vote should be provided.

The Board of Directors recommends a vote for “ONE YEAR” on this proposal.

Item 5 – Shareholder Proposal 1

The Office of the Comptroller of New York City, 1 Centre Street, New York, NY 10007-2341, as the trustee and/or custodian of the New York City Employees’ Retirement System, the New York City Teachers’ Retirement System, the New York City Police Pension Fund, the New York City Fire Department Pension Fund, and the New York City Board of Education Retirement System, has advised us that together these funds beneficially own 628,005 shares of the Company’s common stock and that it intends to submit the following proposal at the annual meeting:

Whereas: TECO Energy, Inc. does not explicitly prohibit discrimination based on sexual orientation and gender identity in its written employment policy;

Over 88% of the Fortune 500 companies have adopted written nondiscrimination policies prohibiting harassment and discrimination on the basis of sexual orientation, as have more than 98% of Fortune 100 companies, according to the Human Rights Campaign; over 30% now prohibit discrimination based on gender identity;

We believe that corporations that prohibit discrimination on the basis of sexual orientation and gender identity have a competitive advantage in recruiting and retaining employees from the widest talent pool;

According to a June, 2008 survey by Harris Interactive and Witeck-Combs, 65% of gay and lesbian workers in the United States reported facing some form of job discrimination related to sexual orientation; an earlier survey found that almost one out of every 10 gay or lesbian adults also reported that they had been fired or dismissed unfairly from a previous job, or pressured to quit a job because of their sexual orientation;

Twenty states, the District of Columbia and more than 160 cities and counties, have laws prohibiting employment discrimination based on sexual orientation; 12 states and the District of Columbia have laws prohibiting employment discrimination based on sexual orientation and gender identity; Minneapolis, San Francisco, Seattle and Los Angeles have adopted legislation restricting business with companies that do not guarantee equal treatment for gay and lesbian employees;

Our company has operations in, and makes sales to institutions in states and cities that prohibit discrimination on the basis of sexual orientation;

National public opinion polls consistently find more than three quarters of the American people support equal rights in the workplace for gay men, lesbians and bisexuals; for example, in a Gallup poll conducted in May 2007, 89% of respondents favored equal opportunity in employment for gays and lesbians;

Resolved: The Shareholders request that TECO Energy, Inc. amend its written equal employment opportunity policy to explicitly prohibit discrimination based on sexual orientation and gender identity and to substantially implement the policy.

Shareholder’s Supporting Statement: Employment discrimination on the basis of sexual orientation and gender identity diminishes employee morale and productivity. Because state and local laws are inconsistent with respect to employment discrimination, our company would benefit from a consistent, corporate wide policy to enhance efforts to prevent discrimination, resolve complaints internally, and ensure a respectful and supportive atmosphere for all employees. TECO Energy, Inc. will enhance its competitive edge by joining the growing ranks of companies guaranteeing equal opportunity for all employees.

The Board of Directors unanimously OPPOSES the adoption of the above resolution for the following reasons:

TECO Energy has a written employment policy that expressly prohibits discrimination on the basis of race, color, religion, sex, national origin, age, disability, veteran status, sexual orientation, or any other characteristic protected by law. The proponent’s statement refers to statistics which appear to present our company’s policies as being inconsistent with our peer companies; however, our non-discrimination policy is actually similar to that of the vast majority of other Fortune 1000 companies. In addition, while the Board recognizes that some shareholders voted for this proposal at the 2010 annual meeting, the proposal did not obtain majority shareholder support.

TECO Energy is committed to providing equal employment opportunity for all individuals, and we believe our employment policies and practices already ensure equal employment opportunities and a respectful atmosphere for all employees. Employment decisions at TECO Energy are based on skills, knowledge, qualifications, and abilities. Our managers, supervisors, and other employees are required to abide by this policy. Furthermore, the company’s business is guided by its five core values that it has chosen to form the umbrella under which we do business every day and under which team members interact with one another, our

TECO Energy Proxy Statement | 33

customers and other stakeholders. One of those five core values is respect and concern for others, which provides that we value, among other things, differences, development, teamwork, and open communications. The company believes that emphasizing our core values, including the very important value of respect and concern for others, in our everyday dealings, more than adequately addresses the issues raised in the proposal by promoting a workplace based on the fundamental principle of respect.

In addition, we regularly provide training for employees regarding the importance of respecting and valuing diversity, and prohibiting harassment. This training emphasizes every employee’s responsibility to help maintain a workplace where differences are respected and valued, and that is free from harassment and discrimination.

Based on these factors, the Board believes that revising our policy as set forth in the proposal is not necessary to ensure a non-discriminatory workplace.

The Board of Directors unanimously recommends a vote AGAINST this proposal.

Item 6 – Shareholder Proposal 2

Gerald R. Armstrong, 910 Sixteenth Street, No. 412, Denver, Colorado, 80202, the record owner of 501 shares, has submitted the following proposal. In accordance with applicable proxy regulations, the proposal and supporting statement, for which the company accepts no responsibility, are set forth below exactly as they were submitted by the proponent.

RESOLUTION

That the shareholders of TECO Energy, Inc. request its Board of Directors to take the steps necessary to eliminate classification of terms of its Board of Directors to require that all Directors stand for election annually. The Board declassification shall be completed in a manner that does not affect the unexpired terms of the previously-elected Directors.

STATEMENT

In the 2009 annual meeting, 65.06% of shares voted on this proposal were voted in its favor; however, management has refused to present the necessary amendment to shareholders for enactment.

The current practice of electing only one-third of the directors for three-year terms is not in the best interest of the corporation or its shareholders. Eliminating this staggered system increases accountability and gives shareholders the opportunity to express their views on the performance of each director annually. The proponent believes the election of directors is the strongest way that shareholders influence the direction of any corporation and our corporation should be no exception.

As a professional investor, the proponent has introduced the proposal at several corporations which have adopted it. In others, opposed by the board or management, it has received votes in excess of 70% and is likely to be reconsidered favorably.

The proponent believes that increased accountability must be given our shareholders whose capital has been entrusted in the form of share investments especially during these times of great economic challenge.

Arthur Levitt, former Chairman of The Securities and Exchange Commission said, “In my view, it’s best for the investor if the entire board is elected once a year. Without annual election of each director, shareholders have far less control over who represents them.”

While management may argue that directors need and deserve continuity, management should become aware that continuity and tenure may be best assured when their performance as directors is exemplary and is deemed beneficial to the best interests of the corporation and its shareholders.

The proponent regards as unfounded the concern expressed by some that annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by shareholders.

In the unlikely event that shareholders do vote to replace all directors, such a decision would express dissatisfaction with the incumbent directors and reflect the need for change.

If you agree that shareholders may benefit from greater accountability afforded by annual election of all directors, please vote “FOR” this proposal.

The Board of Directors unanimously OPPOSES the adoption of the above resolution for the following reasons:

The Board has carefully considered this proposal, recognizing that many of our shareholders voted in favor of this proposal at the 2009 annual meeting. After a thorough review, however, the Board continues to conclude that retaining the classified board is in the best interests of the company, its shareholders, and other constituents. The classified board structure helps assure that at all times we have experienced directors with an understanding of our history and operations. This, in turn, provides continuity and stability in pursuing our business strategies and policies and reinforces our commitment to a long-term perspective. The Board also believes that a three-year term helps us attract and retain qualified individuals who are willing to make the commitment to serving

TECO Energy Proxy Statement | 34

on our Board over the long term and take on the responsibilities that this entails. In addition, the Board believes that the benefits of the current classified board structure do not compromise the directors’ accountability to shareholders. With approximately one-third of our directors elected each year, shareholders have an effective means to communicate their views on the performance of the company and directors. The accountability of our directors is further enhanced through the majority vote standard for the election of directors that the company has had in place for many years. In addition, a substantial majority of our directors are independent under the standards established by the New York Stock Exchange and those set forth in our Corporate Governance Guidelines.

A classified Board also affords the company and its shareholders an additional measure of protection against hostile and unsolicited takeover attempts that do not offer fair value to all shareholders. Absent a classified board, a potential acquirer could gain control of the company by replacing a majority of the Board with its own slate of nominees at a single annual meeting, without paying any premium to the company’s shareholders. The existence of a classified Board encourages a potential acquirer to negotiate with the Board, giving the Board additional time and bargaining power to negotiate a transaction that is in the best interests of all shareholders.

The Board is committed to good governance practices and the Board, through its Governance and Nominating Committee, regularly evaluates all of the company’s corporate governance practices to ensure that such practices remain in the best interests of the company and its shareholders. As part of its annual evaluation of governance matters, the Board will continue to review the classified board structure and will carefully consider the views of the shareholders as expressed in the vote on this proposal.

The Board of Directors unanimously recommends a vote AGAINST this proposal.

Other Information

Shareholder Proposals and Nominations

In order for proposals of shareholders to be considered for inclusion in our proxy materials relating to the annual meeting of shareholders in 2012 pursuant to Rule 14a-8 of the Exchange Act, they must be received on or before November 17, 2011. In order for a shareholder proposal made outside of Rule 14a-8 of the Exchange Act to be considered “timely” under Rule 14a-4(c) of that Act, or for a director nomination to be considered at the annual meeting of shareholders in 2012, it must be received by us not later than January 5, 2012 and not before December 6, 2011. Any proposals should be sent to: Corporate Secretary, TECO Energy, Inc., P.O. Box 111, Tampa, Florida 33601.

Under our bylaws, in order for a shareholder to bring business before or propose director nominations at an annual meeting, the shareholder must give written notice to our Secretary not less than 120 days nor more than 150 days in advance of the anniversary date of the immediately preceding annual meeting of shareholders. The notice must contain specified information about the proposed business or each nominee and the shareholder making the proposal or nomination. If the annual meeting is scheduled for a date that is not within 25 days before or after such anniversary date, the notice given by the shareholder must be received no later than the tenth day following the day on which the notice of such annual meeting date was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs.

Solicitation of Proxies

In addition to the solicitation of proxies by mail or internet, proxies may be solicited by telephone, facsimile or in person by our employees. We have retained Morrow & Co., LLC to assist in the solicitation of proxies for a fee of $10,000 plus out-of-pocket expenses. All expenses of this solicitation, including the cost of preparing and mailing this proxy statement, and the reimbursement of brokerage houses and other nominees for their reasonable expenses in forwarding proxy material to beneficial owners of stock, will be paid by us.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be “householding” our proxy statements and annual reports. This means that only one copy of the proxy statement and annual report to shareholders may have been sent to multiple shareholders in one household. We will promptly deliver a separate copy of either document to shareholders who write or call us at the following address or telephone number: TECO Energy, Inc., P.O. Box 111, Tampa, Florida 33601, Attn: Investor Relations, telephone: (813) 228-1111. Shareholders wishing to receive separate copies of the proxy statement or annual report to shareholders in the future, or shareholders currently receiving multiple copies of the proxy statement or the annual report at their address who would prefer that a single copy of each be delivered there, should contact their bank, broker or other nominee record holder or Broadridge at 1-800-542-1061.

Other Matters

The Board of Directors does not know of any business to be presented at the meeting other than the matters described in this proxy statement. If other business is properly presented for consideration at the meeting, the enclosed proxy authorizes the persons named therein to vote the shares in their discretion.

TECO Energy Proxy Statement | 35

Appendix A – Compensation Peer Group Companies

Executive Retirement and Benefits Practices Energy Services Peer Group

Allegheny Energy, Inc.	Duke Energy Corp.	New York State Electric & Gas Corp.	SCANA Corp.
Alliant Energy Corp.	Energy East Corp.	NSTAR	Sierra Pacific Resources
Ameren Corp.	Entergy Corp.	Otter Tail Power Co	Tuscon Electric Power Co.
Black Hills Power & Light	FirstEnergy Corp.	Pinnacle West Capital Corp.	Westar Energy, Inc.
Central Hudson Gas & Electric Corp.	FPL Group Inc.	PNM Resources, Inc.	Wisconsin Energy Corp.
Consolidated Edison Co. of New York, Inc.	Great Plains Energy Incorporated	PPL Corp.
Constellation Energy Group, Inc.	Integrys Energy Group, Inc.	Progress Energy, Inc.
CMS Energy Corp.	Madison Gas & Electric Co.	Puget Energy, Inc.

Relative Performance Goal Peer Group 1

Allegheny Energy, Inc.	Dominion Resources, Inc.	Integrys Energy Group, Inc.	Public Service Enterprise Group
ALLETE, Inc.	DPL, Inc.	NiSource, Inc.	SCANA Corp.
Alliant Energy Corp.	DTE Energy Co.	Northeast Utilities	Sempra Energy
Ameren Corp.	Duke Energy Corp.	NSTAR	The Southern Co.
American Electric Power Co., Inc.	Edison International	NV Energy Inc.	UIL Holdings Corp.
Avista Corp.	Entergy Corp.	OGE Energy Corp.	UniSource Energy Corp.
CenterPoint Energy, Inc.	Exelon Corp.	Pepco Holdings, Inc.	Vectren Corp.
CH Energy Group, Inc.	First Energy Corp.	PG&E Corp.	Westar Energy, Inc.
Cleco Corp.	FPL Group, Inc.	Pinnacle West Capital Corp.	Wisconsin Energy Corp.
CMS Energy Corp.	Great Plains Energy Incorporated	PNM Resources, Inc.	XCel Energy, Inc.
Consolidated Edison, Inc.	Hawaiian Electric Industries, Inc.	PPL Corp.
Constellation Energy Group, Inc.	IDACORP, Inc.	Progress Energy, Inc.

Dow Jones Electricity and Multiutility Groups (used to determine payout of Performance Shares) 2

AES Corp.	Dominion Resources Inc.	Integrys Energy Group Inc.	Progress Energy Inc.
Allegheny Energy Inc.	DPL Inc.	ITC Holdings Corp.	Public Service Enterprise Group
Allete Inc.	DTE Energy Co.	NextEra Energy Inc.	SCANA Corp.
Alliant Energy Corp.	Duke Energy Corp.	Northeast Utilities	Sempra Energy
Ameren Corp.	Dynegy Inc.	NorthWestern Corp.	The Southern Co.
American Electric Power Co. Inc.	Edison International	NRG Energy Inc.	UniSource Energy Corp.
Avista Corp.	El Paso Electric Co.	NSTAR	Vectren Corp.
Black Hills Corp.	Entergy Corp.	NV Energy Inc.	Westar Energy, Inc.
Calpine Corp.	Exelon Corp.	Pepco Holdings Inc.	Wisconsin Energy Corp.
CenterPoint Energy Inc.	FirstEnergy Corp.	PG&E Corp.	XCel Energy, Inc.
Cleco Corp.	GenOn Energy Inc.	Pinnacle West Capital Corp.
CMS Energy Corp.	Great Plains Energy Inc.	PNM Resources, Inc.
Consolidated Edison Inc.	Hawaiian Electric Industries Inc.	Portland General Electric Co.
Constellation Energy Group Inc.	IDACORP, Inc.	PPL Corp.

New Peer Group (beginning in 2011) 3

Alliant Energy Corp.	Great Plains Energy Inc.	OGE Energy Corp.	Portland General Electric Co.
CMS Energy Corp.	Hawaiian Electric Industries Inc.	Pinnacle West Capital Corp.	SCANA Corp.
DPL Inc.	NV Energy Inc.	PNM Resources, Inc.	Westar Energy, Inc.
Wisconsin Energy Corp.

1 Composition of peer group as of May 2010 (used to determine payout of the relative performance goal for the 2009 annual incentive compensation plan). The payout of the relative performance goal for 2010 will be determined using data, including companies included in the peer group, that is not available until after the printing of this proxy statement, although it is expected that the list of companies will be substantially similar.

2 Composition of Dow Jones Electricity and Multiutility Groups as of December 31, 2010. The payout of performance shares is determined using data on the companies included in those groups as of the end of the applicable performance period.

3 Beginning in 2011, the new peer group will supplement the survey data used in prior years for determining base salary, target values of annual incentives and equity-based incentive awards described under “Market Assessments” on page 17.

TECO Energy Proxy Statement | A-1

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

TECO ENERGY, INC. 702 N. FRANKLIN STREET TAMPA, FL 33602

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M29390-TBD KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

TECO ENERGY, INC

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ITEMS 1.1 THROUGH 1.3, “FOR” ITEMS 2 AND 3, “1 YEAR” FOR ITEM 4, AND AGAINST ITEMS 5 & 6.
In their discretion, the proxies are also authorized to vote upon such other matters as may properly come before the meeting. The Board of Directors recommends you vote FOR the following proposals:
1.	Election of Directors	For	Against	Abstain	The Board of Directors recommends you vote for a 1-year frequency:	1 Year	2 Years	3 Years	Abstain
	1.1 DuBose Ausley	☐	☐	☐	4.	An advisory vote on the frequency of future Say on Pay votes. ☐	☐	☐	☐
	1.2 James L. Ferman, Jr.	☐	☐	☐	The Board of Directors recommends you vote AGAINST the following shareholder proposals:		For	Against	Abstain
	1.3 Paul L. Whiting	☐	☐	☐	5.	Amendment of the Company’s Equal Employment Opportunity Policy.	☐	☐	☐
2.	Ratification of the selection of PricewaterhouseCoopers LLP as our independent auditor for 2011.	☐	☐	☐	6.	Declassify the Board of Directors.	☐	☐	☐
3.	An advisory vote on executive compensation (“Say on Pay”).	☐	☐	☐
		Yes	No
Please indicate if you plan to attend this meeting.		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

ADMISSION TICKET

2011 Annual Meeting of Shareholders

Wednesday, May 4, 2011, 11:00 AM

TECO Plaza

702 N. Franklin Street

Tampa, Florida 33602

Shareholders who do not present a photo ID and an admission ticket or verification of ownership may not be admitted to the meeting.

Attached below is your proxy card for the 2011 Annual Meeting of Shareholders of TECO Energy, Inc.

You may vote by Telephone, by Internet, or by Mail.

To vote by Telephone or Internet, see instructions on reverse side.

To vote by Mail, please return your proxy in the enclosed Business Reply Envelope.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M29391-TBD

TECO ENERGY, INC.

Proxy for Annual Meeting of Shareholders, May 4, 2011

THIS PROXY IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS OF TECO ENERGY, INC.

The undersigned hereby constitutes and appoints DuBose Ausley, John B. Ramil and Sherrill W. Hudson and any one or more of them, attorneys and proxies of the undersigned, with full power of substitution to each attorney and substitute, for and in the name of the undersigned to appear and vote all shares of Common Stock of TECO Energy, Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held on May 4, 2011 at 11:00 AM, and at any and all adjournments thereof, with all powers the undersigned would have if personally present, hereby revoking all proxies previously given.

Continued and to be signed on reverse side